Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

LEGEND HOLDINGS LLC,

as Seller,

USI LEGEND PARENT, INC.,

as the Company

TOPBUILD CORP.,

as Buyer

and

RACECAR ACQUISITION CORP.

as Merger Sub

Dated as of March 1, 2018

i

TABLE OF CONTENTS

(Continued)

		Page
Section 4.24	Surety Bonds.	42
Section 4.25	Banking Facilities	43
Section 4.26	Related Party Transactions	43
Section 4.27	Brokers	43
Section 4.28	USI Construction Services; 2016 Merger Agreement	43
Section 4.29	Exclusivity of Representations and Warranties	43
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		43
Section 5.1	Organization	43
Section 5.2	Authority	44
Section 5.3	No Conflict; Required Filings and Consents	44
Section 5.4	Financing	44
Section 5.5	Brokers	45
Section 5.6	R&W Insurance Policy	45
Section 5.7	Investment Intent	45
Section 5.8	Buyer’s Investigation and Reliance	45
ARTICLE VI COVENANTS		45
Section 6.1	Conduct of Business Prior to the Closing	46
Section 6.2	Covenants Regarding Information	49
Section 6.3	Confidentiality	49
Section 6.4	Consents and Filings; Further Assurances	51
Section 6.5	Public Announcements	53
Section 6.6	Directors’ and Officers’ Indemnification	53
Section 6.7	R&W Insurance Policy	54
Section 6.8	Employee Matters	55
Section 6.9	Exclusive Dealing	57
Section 6.10	Construction Services Separation	57
Section 6.11	Financing	57
Section 6.12	Notice of Certain Matters	61
Section 6.13	Mutual Release	61
Section 6.14	Stockholder Approval of Merger	62
ARTICLE VII TAX MATTERS		61
Section 7.1	Filing of Tax Returns	62
Section 7.2	Tax Cooperation	63
Section 7.3	Tax Refunds	63
Section 7.4	Transfer Taxes	64
Section 7.5	Apportionment of Taxes	64
Section 7.6	Certain Post-Closing Actions	65
ARTICLE VIII CONDITIONS TO CLOSING		64
Section 8.1	General Conditions	65
Section 8.2	Conditions to Obligations of Seller and the Company	65

ii

TABLE OF CONTENTS

(Continued)

		Page
Section 8.3	Conditions to Obligations of Buyer	66
ARTICLE IX INDEMNIFICATION		67
Section 9.1	Indemnification by Seller	68
Section 9.2	Indemnification by Buyer	69
Section 9.3	Limitations on Liability	69
Section 9.4	Indemnification Procedure	70
Section 9.5	Exclusive Remedies; Order of Recovery	72
Section 9.6	Effect of Knowledge or Waiver of Condition	73
Section 9.7	Additional Matters	73
Section 9.8	Treatment of Indemnity Payments	73
ARTICLE X TERMINATION		72
Section 10.1	Termination	74
Section 10.2	Effect of Termination	75
ARTICLE XI GENERAL PROVISIONS		74
Section 11.1	Fees and Expenses	76
Section 11.2	Amendment and Modification	76
Section 11.3	Waiver; Extension	76
Section 11.4	Notices	77
Section 11.5	Interpretation	78
Section 11.6	Entire Agreement	78
Section 11.7	Parties in Interest	78
Section 11.8	Governing Law	78
Section 11.9	Submission to Jurisdiction	79
Section 11.10	Disclosure Generally	79
Section 11.11	Assignment; Successors	79
Section 11.12	Enforcement	80
Section 11.13	Currency	80
Section 11.14	Severability	80
Section 11.15	Waiver of Jury Trial	80
Section 11.16	Counterparts	80
Section 11.17	Facsimile or .pdf Signature	80
Section 11.18	Time of Essence	80
Section 11.19	Legal Representation	80
Section 11.20	No Presumption Against Drafting Party	82
Section 11.21	Prevailing Party	82
Section 11.22	Personal Liability	83

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2018 (this “Agreement”), among LEGEND HOLDINGS LLC, a Delaware limited liability company (“Seller”), USI LEGEND PARENT, INC., a Delaware corporation (the “Company”),  TOPBUILD CORP., a Delaware corporation (“Buyer”), and RACECAR ACQUISITION CORP., a Delaware corporation (“Merger Sub”).

RECITALS

A.        Seller owns 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, and the Shares comprise 100% of the issued and outstanding Equity Interests in the Company.

B.         The Company Board, by resolutions thereof duly adopted, has approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), whereby, at the Effective Time, each issued and outstanding share of Common Stock not owned by Buyer, Merger Sub or the Company, shall be converted into the right to receive its ratable portion of the Purchase Price, upon the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Certain Defined Terms.  For purposes of this Agreement:

“2016 Merger Agreement” means that certain Agreement and Plan of Merger dated as of December 16, 2016 by and among USI Legend Parent, Inc., Legend Merger Sub, Inc., USI Senior Holdings, Inc. and Shareholder Representative Services LLC.

“Accounts Receivable” means, solely for purposes of the representations and warranties set forth in Section 4.10 (and for no other purpose including determination of Net Working Capital), the aggregate amount of accounts, commissions and debts payable to any Racecar Company, valued at their net realizable value, net of an allowance for bad debts.

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation, share exchange, share purchase, business combination or similar transaction involving any Racecar Company, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any material assets of any Racecar Company (other than sales of inventory or sales or dispositions of obsolete or written off assets, in each case in the Ordinary Course of Business), (c) liquidation, dissolution or other similar type of transaction with respect to any Racecar Company or (d) transaction which is similar in form, substance or purpose to any of the transactions described in the immediately preceding clauses (a), (b) or (c); provided,  however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated or permitted hereby or under the Reorganization Agreement.

“Action” means any claim, action, suit, arbitration, litigation (whether at law or in equity, whether civil or criminal) or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement.

“Anti-Corruption Laws” means U.S. laws and regulations prohibiting bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended (the “FCPA”), the General Federal Bribery Statute, 18 U.S.C § 201, and any other applicable equivalent or comparable anti-corruption laws and regulations of other countries.

“Branch Locations” has the meaning ascribed to such term in Section 1.1 of Schedule 6.4(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflict) and Section 5.5 (Brokers).

“Buyer Locations” has the meaning ascribed to such term in Section 1.1 of Schedule 6.4(b).

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by Buyer or Merger Sub of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby, including the Merger.

“Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Racecar Companies on hand or on deposit as of the applicable date; provided that Cash shall not include  (i) outstanding checks and outstanding wire transfers which have not been applied against such cash and cash equivalent balances and (ii) escrowed cash, security deposits and other deposits held by third parties that are not freely useable and available to the Racecar Companies, including under Real Property Leases (to the extent they would otherwise be reflected in Cash absent this proviso).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“Closing Date HSR Loss” has the meaning ascribed to such term in Section 1.4 of Schedule 6.4(b).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Board” means the Board of Directors of the Company.

“Company Intellectual Property” means all Intellectual Property owned, used or held for use in connection with the operation of the Racecar Companies (other than USI Construction Services), including, without limitation, all Owned Intellectual Property and Licensed Intellectual Property.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information is correct in all material respects and does not contain any untrue statement of a material fact regarding the Racecar Companies, or omit to state any material fact regarding the Racecar Companies necessary in order to make such Required Financial Information not misleading under the circumstances in which such Required Financial Information is furnished including and limited to the time periods represented by such Required Financial Information (for the avoidance of doubt, subject to the proviso at the end of the definition of Required Financial Information) and (ii) such Required Financial Information constituting projections and other forward-looking information has been prepared in good faith based on reasonable assumptions.

“Construction Services Business” means the business activity related to or arising out of the shell construction business as conducted by the Company and its Subsidiaries, including but not limited to the business of USI Construction Services.

“Contract” means any agreement, contract, arrangement, understanding, whether formal or informal, written or oral, that is legally binding.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“CS Separation Taxes” means Taxes attributable to or arising out of the Construction Services Separation.

“CS Separation Tax Indemnity Escrow Amount” means $2,500,000, subject to reduction or elimination as set forth in Section 9.5(c).

“CS Separation Tax Indemnity Escrow Funds” means the amount of cash, if any, held from time to time by the Escrow Agent in the CS Separation Tax Indemnity Escrow Account pursuant to the Escrow Agreement.

“CS Separation Tax Indemnity Period” means the period ending on the date that is three years from the date on which the U.S. federal Pre-Closing Income Return for the taxable period ending on the Closing Date is filed (or, if later, the due date for filing such Return), provided,  however, that to the extent the statute of limitations with respect to such Return has been extended in connection with an audit or examination of such Return, and such audit or examination pertains (in whole or in part) to the CS Separation Taxes, the CS Separation Tax Indemnity Period shall extend until thirty (30) days after the expiration of the statute of limitations (as extended).

“Data Room” means the virtual data room hosted by Merrill Datasite, to which Seller has provided access for review by Buyer and/or Buyer’s Representatives (with respect to any “clean room” arrangements) copies of Contracts, Permits and other due diligence materials pertaining to the Racecar Companies.

“Debt Financing” means the transactions described on Exhibit 1.1.

“Debt Financing Sources” means the Persons (including each agent and arranger) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or any other debt financing, in each case in connection with the transactions contemplated hereby, including any engagement letters, amendment letters, commitment letters, credit agreements, credit agreement amendments, loan agreements or indentures relating thereto, together with, if involved in the Debt Financing, each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Divested Branch” has the meaning ascribed to such term in Section 1.2 of Schedule 6.4(b).

“Employee Plan” means each employee benefit plan, agreement, program, policy and commitment (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which, (i) any current or former director, officer, employee or consultant of any Racecar Company has any right to benefits, or (ii) any Racecar Company has any actual or contingent present or future liability or obligation.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, right of first refusal, easement or deed of trust.

“Enterprise Value” means $475,000,000.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) Contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with any Racecar Company, is treated as a single employer under Sections 414 (b), (c), (m) or (o) of the Code or Section 3(5) or Section 4001 of ERISA.

“Escrow Agent” means J.P. Morgan Chase N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit A.

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses.

“Excessive Condition” has the meaning ascribed to such term in Section 1.2 of Schedule 6.4(b).

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“FCRA” means the Fair Credit Reporting Act, 15 U.S.C. § 1681.

“Fraud” means actual and intentional fraud, and more specifically, as used with respect to hereof, shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article III (with respect to Seller) Article IV (with respect to the Company and Seller) or Article V (with respect to Buyer) as applicable with the intent that the other party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a)(i) (No conflict), Section 3.4 (Shares), Section 3.5 (Brokers), Section 4.1(a) (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), and Section 4.27 (Brokers).

“GAAP” means United States generally accepted accounting principles applied consistently with the historical practices of the Company (to the extent that such historical practices are not inconsistent with GAAP).

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, commission, department, bureau, instrumentality, tribunal, board, court or any judicial or arbitral body, any public regulatory authority, in each case whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital and similar Taxes.

“Indebtedness” means, with respect to any Person, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, “breakage costs”, redemption fees or other termination fees of (i) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) indebtedness evidenced by any note, bond, debenture or other debt instrument and (iii) obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments, (iv) capital lease obligations recorded in accordance with GAAP, (v) contingent payments or earn-outs (or any similar obligations) that are required to be reflected in accordance with GAAP (other than trade payables or short-term accruals, in each case incurred in the Ordinary Course of Business and reflected as current liabilities in Net Working Capital), (vi) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges, (vii) Unpaid Pre-Closing Income Taxes, (viii) outstanding obligations under leases relating to the Leased Real Property of the Racecar Companies’ discontinued locations in Tampa, Florida and Gainesville, Georgia, net of any sublease value, and (ix) guarantee or assumption of any such indebtedness described in clauses (i) through (viii) above or any debt securities of another Person.

“Indemnified FCRA Claims” means any Third Party Claims resulting from any violations of FCRA by any Racecar Company.

“Indemnified Taxes” means (a) Taxes that are imposed on or payable by the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes described in Section 7.3 for which the Company or any of its Subsidiaries has filed or will file a claim for a Tax Refund); (b) Taxes under Treasury Regulations Section 1.1502-6 or any comparable provision of foreign, state, provincial or local Tax law by virtue of the Company or any of its Subsidiaries having been a member of a consolidated, combined, affiliated, unitary or other similar tax group (other than a group of which the Company is the common parent) prior to the Closing; (c) Taxes that are imposed by reason of the Company or any of its Subsidiaries having liability for Taxes of another Person arising under principles of transferee or successor liability or by Contract (other than any Contract entered into in the Ordinary Course of Business not primarily relating to Taxes) as a result of activities or transactions taking place at or prior to the Closing; (d) Taxes of or attributable to USI Construction Services or the Construction Services Business; and (e) Transfer Taxes that are the responsibility of Seller pursuant to Section 7.4, in each case, without duplication and except to the extent reflected in the calculation of final Net Working Capital or final Indebtedness under Section 2.7 and in each case excluding CS Separation Taxes.

“Indemnity Escrow Amount” means $7,500,000.

“Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications, design registrations and all reissues, divisions, divisionals, provisionals, non-provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all common law rights, applications, registrations, renewals and extensions thereof, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) Software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, formulae, algorithms, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social networking website handles, social media accounts and identifiers, domain names, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Racecar Companies means the actual knowledge of the persons listed in Schedule 1.1(a), including such knowledge that would be acquired by such persons through their reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or Order of any Governmental Authority.

“Leased Real Property” means the real property leased or otherwise occupied by any Racecar Company as tenant, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Losses” means any and all liabilities, loss, damage, claim, interest penalty, cost, Tax and expenses (including reasonable attorneys’ fees and costs of investigation and defense), whether or not involving a Third Party Claim.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing after the date on which Seller has delivered to Buyer (and its Debt Financing Sources) the Required Financial Information and throughout and at the end of which (i) the Required Financial Information shall be Compliant (provided that for avoidance of doubt, if the Marketing Period shall have commenced, the subsequent delivery of any financial statements referred to in clause (ii) of the definition of Required Financial Information shall not result in the restart of the Marketing Period) and (ii) the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) shall be satisfied and nothing has occurred that would cause any of the conditions set forth in Section 8.1 and Section 8.3 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, that (i) each of the days in the periods from (x) July 2, 2018 through July 6, 2018 and (y) August 20, 2018 through August 31, 2018 shall not be considered a Business Day and (ii) if (x) the Marketing Period has not ended prior to July 2, 2018, such period shall be deemed not to have commenced until July 9, 2018 and (y) if the Marketing Period has not ended prior to August 20, 2018, such period shall be deemed not to have commenced until September 4, 2018.  Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (A) Seller or the Company has determined that it must restate any historical financial statements or other financial information included in or that includes the Required Financial Information, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or Seller or the Company has determined and informed Buyer that it has concluded that no restatement shall be required, (B) Seller’s or the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until (and subject to the other conditions contained in this definition) a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Buyer, or (C) any Required Financial Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced).

“Material Adverse Effect” means any event, change, state of facts, occurrence or effect that, individually or in the aggregate, (a) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Racecar Companies, taken as a whole, or (b) prevents or materially delays the ability of Seller or the Racecar Companies to consummate the transactions contemplated hereunder in accordance with the terms of this Agreement, other than, with respect to clause (a) only, any event, change, state of facts, occurrence or effect arising out of, attributable to or resulting from (i) general changes or developments in any of the industries in which the Racecar Companies operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities, (iv) any actions required under this Agreement or otherwise negotiated separately to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, which, in each case, are consented to by Buyer, (v) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (vi) the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby, (vii) any action taken by the Company, or which the Company causes to be taken by any of the other Racecar Companies, in each case which is required by this Agreement and (viii) any actions taken (or omitted to be taken) by or at the written request of Buyer; which, in the case of any of the foregoing clauses (i), (ii) and (v) does not disproportionately affect the Racecar Companies relative to other companies in the industries and markets in which they operate.

“Measurement Time” means 11:59 p.m. New York time on the day that is immediately preceding the Closing Date.

“Net Working Capital” means an amount (which may be positive or negative) equal to (i) the current assets of the Racecar Companies that are included in the line item categories of current assets specifically identified on Exhibit 2.3,  minus (ii) the current liabilities of the Racecar Companies that are included in the line item categories of current liabilities specifically identified on the Sample Statement, which amount shall be calculated in accordance with the Accounting Principles set forth in Exhibit 2.3(a).

“Net Proceeds” has the meaning ascribed to such term in Section 1.4 of Schedule 6.4(b).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Organizational Documents” means with respect to any Person (other than an individual), the certificate of formation, certificate of incorporation, articles of organization,

articles of incorporation, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement or other organizational document of such entity and any amendments thereto.

“Owned Real Property” means the real property owned by any Racecar Company, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Racecar Company relating to the foregoing.

“Per Share Purchase Price” means an amount equal to the (i) Purchase Price, calculated in accordance with this Agreement (including the adjustments set forth herein), divided by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time.

“Permit” means any permits, licenses, franchises, approvals, certificates, concessions, exemptions, Orders, registrations or other authorizations or approvals of any Governmental Authority.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been established on the Balance Sheet in accordance with GAAP), (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which (x) there is no default on the part of any Racecar Company, or (y) the validity or amount of which is being contested in good faith by appropriate proceedings, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, which are not violated in any material respect by the current or contemplated use and operation of the real property, (iv) liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of any Racecar Company, (v) restrictions on the transfer of securities arising under federal and state securities laws and (vi) the Encumbrances set forth on Schedule 1.1(b) of the Disclosure Schedule, which Seller will satisfy, or cause to be satisfied, in full and discharged at or prior to Closing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of the taxable period ending on and including the Closing Date.

“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.7.

“Purchase Price Adjustment Escrow Amount” means an amount equal to $3,500,000.

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.7.

“R&W Insurer” means CFC Underwriting Limited.

“Racecar Companies” means the Company together with its Subsidiaries (other than USI Construction Services).

“Racecar Company” means the Company and any of its Subsidiaries (other than USI Construction Services), individually.

“Real Property” means the Leased Real Property and the Owned Real Property, collectively.

“Related Party” means: (a) any person that currently serves as a director, controlling shareholder or executive officer of Seller or any Racecar Company, (b) any Person controlled by a Person described in (a) above (other than the Company), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above.  For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by Contract, agency or otherwise.

“Reorganization Agreement” means the Reorganization Agreement entered into between United Subcontractors Inc. and USI Construction Services substantially in the form attached hereto as Exhibit B as may be amended in accordance with its terms.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, legal counsel and other representatives of such Person.

“Required Divestiture” has the meaning ascribed to such term in Section 1.2 of Schedule 6.4(b).

“Required Financial Information” means the following financial statements: (i) unqualified audited consolidated financial statements (including a balance sheet, income statement, statement of cash flows and statement of changes in stockholder equity) of the Racecar Companies as at December 31, 2017 and for the twelve-month fiscal year then ended, and (ii) unaudited condensed consolidated financial statements of the Racecar Companies for (x) the fiscal quarter ending March 31, 2018 and (y) each subsequent fiscal quarter ending prior to the Closing Date and the comparable period in the prior year, in each case of the immediately preceding clause (i) and this clause (ii), carving out the Construction Services Business, and, in the case of this clause (ii) such statements shall have been “reviewed” by auditors in accordance with Statements on Auditing Standards 100; provided, that, the quarterly financial statements in clause (ii) shall only become Required Financial Information on and after the date that is 40 days after the end of such applicable quarters and prior to the Closing Date, and provided further that Required Financial Information shall in no event include a re-audit or restatement of any historical financial statements that is required solely with respect or related to any divestiture effected (or to be effected) in accordance with Schedule 6.4(b) of the Disclosure Schedule or to give pro forma effect thereto.

“Return” means any return, claim for refund, declaration, report, statement, information statement and other document with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Seller Locations” has the meaning ascribed to such term in Section 1.1 of Schedule 6.4(b).

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Software” means any computer program, operating system, firmware or other software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means a taxable period that begins before (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding voting securities or other voting equity interests or (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests.

“Target Net Working Capital” means $34,000,000.

“Taxes” means (1) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, escheat, unclaimed property, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, imposed by or payable to any Governmental Authority, and (2) any liability for Taxes of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (1) above as a transferee or successor, by Contract, pursuant to any Law, rule or regulation or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

“Total HSR Loss” has the meaning ascribed to such term in Section 1.4 of Schedule 6.4(b).

“Transaction Expenses” means, to the extent not paid by Seller, the Company or otherwise prior to the Closing Date, the fees, costs and expenses incurred by any Racecar Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement (including, without limitation: any change in control, sale, retention and/or similar compensatory payments to be made to any current or former director, officer, employee or consultant of any Racecar Company (other than those made at the request of Buyer), in any case, that become payable at Closing solely as a result of the transactions contemplated hereby; and the costs and expenses of the auditors of the Racecar Companies in connection with the preparation of the Required Information) and the employer portion of any applicable employment Taxes required to be paid with respect thereto.

“Transaction Tax Deductions” means any amounts to the extent deductible, as determined on at least more-likely-than-not basis, in a Pre-Closing Tax Period arising from (i) payment of the Transaction Expenses (including any amounts paid before the Closing Date that otherwise would have been considered Transaction Expenses), (ii) any success-based fees (computed assuming that an election is made pursuant to Revenue Procedure 2011-29 to deduct seventy percent (70%) of such success-based fees), (iii) unamortized financing costs, if any, with respect to the payment of outstanding Indebtedness at Closing or (iv) any other amounts arising as a result of the transactions contemplated hereby to the extent such amounts reduce the Purchase Price.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Pre-Closing Income Taxes” means the amount, which may not be less than zero, of unpaid Income Taxes of the Company and its Subsidiaries for taxable periods beginning on or after January 1, 2017 and ending on or before the Closing Date and for which Returns have not been filed as of the Closing Date, determined by taking into account the transactions contemplated by this Agreement (including, without limitation, the Transaction Tax Deductions) and including, for the avoidance of doubt, any Income Taxes relating to the Construction Services Separation, but determined without taking into account any refund for Taxes.

“USI Construction Services” means USI Construction Services LLC, a Delaware limited liability company, a wholly owned indirect subsidiary of the Company.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2           Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

280G Waiver	6.8(c)
ACA	4.13(i)
Acquisition Engagement	11.19(a)
Adjustment Escrow Shortage Amount	2.7(g)(iii)
Agreement	Preamble
Alternative Financing	6.11(a)
Alternative Recovery	9.3(d)
Applicable Accounting Principles	2.7(a)
Audited Financial Statements	4.6(a)
Balance Sheet	4.6(a)
Buyer	Preamble
Buyer Indemnified Parties	9.1
Carryback Returns	6.1(s)
Certificate of Merger	2.1
Claim Information	9.4(a)
Closing	2.6(a)
Closing Cash	2.7(b)
Closing Date	2.6(a)
Closing Indebtedness	2.7(b)
Closing Net Working Capital	2.7(b)
Closing Transaction Expenses	2.7(b)
Common Stock	Recitals

Company	Preamble
Company Employee	6.8(a)
Company Permits	4.11(b)
Confidentiality Agreement	6.3(a)
Construction Services Separation	6.10
CS Separation Tax Indemnity Escrow Account	2.6(b)(iv)
DOJ	6.4(a)
Effective Time	2.2(a)
Environmental Laws	4.21(h)(i)
Environmental Permits	4.22(h)(ii)
Estimated Cash	2.7(a)
Estimated Indebtedness	2.7(a)
Estimated Net Working Capital	2.7(a)
Estimated Transaction Expenses	2.7(a)
Final Closing Statement	2.7(b)
Financial Statements	4.6(a)
FTC	6.4(a)
Gibson Dunn	11.19(a)
Hazardous Substance	4.22(h)(iii)
Health Care Reform Laws	4.13(i)
Health Plan	4.13(i)
HSR Act	3.3(b)
HSR Filing	6.4(a)
Indemnity Cap	9.3(b)(i)
Indemnity Escrow Account	2.6(b)(iv)
Independent Accounting Firm	2.7(d)
Interim Financial Statements	4.6(a)
Licensed Intellectual Property	4.20(a)
Material Contracts	4.22(a)
Materiality Qualifier	8.2(a)
Maximum Amount	6.6(b)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.7(g)(i)
New Benefit Plans	6.8(b)
Notice of Disagreement	2.7(c)
Old Benefit Plans	6.8(b)
Owned Intellectual Property	4.20(a)
Portfolio Companies	6.3(b)
Pre-Closing Income Return	7.1(a)
Pre-Closing Return	7.1(b)
Preliminary Closing Statement	2.7(a)
Purchase Price Adjustment Escrow Account	2.6(b)(iv)
Real Property Lease	4.18(b)
Registered IP	4.20(b)
Related Funds	6.3(b)

Release	4.22(h)(iv)
Remedial Action	4.22(h)(v)
Replacement Instrument	9.5(c)
Residual Information	6.3(b)
Sample Statement	2.7(a)
Securities Act	5.7
Seller	Preamble
Seller Indemnified Parties	9.2
Shares	Recitals
Surety Bonds	4.24
Surviving Corporation	2.1
Tax Refund	7.3
Termination Date	10.1(c)
Termination Fee	10.2(b)
Third Party Claim	9.4(a)
Transfer Taxes	7.4
Trilantic Principal	6.3(b)
Waived 280G Benefits	6.8(c)

ARTICLE II

THE MERGER

Section 2.1           The Merger.  Upon the terms and subject to the conditions of this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by the Company executing and delivering a Certificate of Merger, substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) , which shall be filed at Closing with the Secretary of State of the State of Delaware in accordance with the DGCL.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, the applicable provisions of the DGCL, and the Company shall be the surviving corporation resulting from the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, as a result, shall become a wholly owned subsidiary of Buyer, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.

Section 2.2           Effective Time; Effect of the Merger.

(a)        The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company otherwise shall agree and expressly set forth in the Certificate of Merger (the time the Merger becomes effective under the DGCL being the “Effective Time”).

(b)        The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.3           Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)        The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety in the form of Exhibit D and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)        The Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety in the form of Exhibit E and, as so amended and restated, such Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.4           Directors and Officers of the Surviving Corporation.

(a)        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b)        The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Section 2.5           Conversion of Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)        Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)        All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, together with any shares of Common Stock owned by Buyer or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)        Each share of Common Stock (other than (i) shares of Common Stock to be canceled in accordance with Section 2.5(b) and (ii) any Appraisal Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Per Share Purchase Price, on the terms and subject to the conditions of this Agreement.  All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares of Common Stock in book-entry form) that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Purchase Price in accordance with this Agreement.

(d)        The Per Share Purchase Price shall be adjusted to the extent necessary to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Common Stock occurring or having a record date on or after the date of this Agreement and prior to the payment of the Purchase Price; provided that this Section 2.5(d) shall not affect or supersede the provisions of Section 6.1.

Section 2.6           Closing.

(a)        The closing of the transactions contemplated hereby, including the Merger, shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time on the third

Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing; provided,  that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), notwithstanding the satisfaction or waiver of such conditions, Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on not less than three (3) Business Days’ notice to Seller, and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VIII as of the date determined pursuant to this proviso).  The date on which the Closing takes place is referred to as the “Closing Date.”

(b)        At the Closing, Buyer (or the Surviving Corporation) shall:

(i)            deliver or cause to be delivered to Seller an amount equal to the Estimated Purchase Price minus the Purchase Price Adjustment Escrow Amount, the Indemnity Escrow Amount, the CS Separation Tax Indemnity Escrow Amount (subject to reduction or elimination in accordance with Section 9.5(c)) and the Closing Date HSR Loss;

(ii)          repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.6(b)(ii) in order fully to discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(iii)         pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof; and

(iv)          deliver, or cause to be delivered, the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”), the Indemnity Escrow Amount to the Escrow Agent for deposit into a separate escrow account (the “Indemnity Escrow Account”) and, subject to reduction or elimination in accordance with Section 9.5(c), the CS Separation Tax Indemnity Escrow Amount to the Escrow Agent for deposit into a separate escrow account (the “CS Separation Tax Indemnity Escrow Account”), in each case established pursuant to the terms of the Escrow Agreement; provided that in the event that there shall be no CS Separation Tax Indemnity Escrow Amount in accordance with Section 9.5(c), then there shall be no CS Separation Tax Indemnity Escrow Account and no deposits made by Buyer therein.

(c)        All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

Section 2.7           Purchase Price Adjustments.

(a)        At least three Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a statement (the “Preliminary Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Company’s consolidated Net Working Capital as of the Measurement Time (the “Estimated Net Working Capital”), (ii) the Company’s consolidated Indebtedness as of the Measurement Time on the Closing Date (the “Estimated Indebtedness”), (iii) the Company’s consolidated Cash as of the Measurement Time (the “Estimated Cash”), (iv) Transaction Expenses (the “Estimated Transaction Expenses”) and (v) Seller’s calculation of the Estimated Purchase Price; provided that except for Estimated Transaction Expenses, none of the foregoing estimates shall give effect to any of the transactions contemplated hereby.  The Preliminary Closing Statement (including the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash, Estimated Transaction Expenses) shall be calculated in accordance with the accounting principles, practices, assumptions, conventions and policies set forth in Exhibit 2.3(a)  (the “Applicable Accounting Principles”).  An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is set forth as Exhibit 2.3(a) (the “Sample Statement”).

(b)        Within 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a written statement (the “Final Closing Statement”) setting forth Buyer’s determination of (i) the Company’s consolidated Net Working Capital as of the Measurement Time on the Closing Date (“Closing Net Working Capital”), (ii) the Company’s consolidated Indebtedness as of the Measurement Time (“Closing Indebtedness”), (iii) the Company’s consolidated Cash as of the Measurement Time (“Closing Cash”), (iv) Transaction Expenses (“Closing Transaction Expenses”), and (v) Buyer’s calculation of the Purchase Price; provided that except for Closing Transaction Expenses, none of the foregoing shall give effect to any of the transactions contemplated hereby.  The Final Closing Statement shall be prepared in accordance with the (i) Applicable Accounting Principles in the same format as the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist at the Measurement Time and shall exclude the effects of any event, act, information, decision, change in circumstances or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date.  The post-Closing purchase price adjustment as set forth in this Section 2.7 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from the Applicable Accounting Principles.

(c)        The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Transaction Expenses and/or Closing Balance Sheet, as set forth in the Final Closing Statement. Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital,

Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement.

(d)        During the 30-day period following delivery of a Notice of Disagreement by Seller to Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses.  Any disputed items resolved in writing between Buyer and Seller within such 30‑day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If Buyer and Seller have not resolved all such differences by the end of such 30-day period, Buyer and Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses.  The Independent Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Seller and Buyer.  Buyer and Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses that are identified as being items and amounts to which Buyer and Seller have been unable to agree.  The Independent Accounting Firm shall act as an expert and not as an arbitrator, and the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement, and the Independent Accounting Firm is not to make any other determination.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and shall be based upon the terms and definitions set forth in this Agreement.  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9.

(e)        The costs of any dispute resolution pursuant to this Section 2.7, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)        Buyer and Seller will, and will cause the Company (in the case of Seller, prior to the Closing and, in the case of Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.7) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Racecar Companies and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.7.  Each party shall authorize its outside accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.7;  provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures. Prior to the Closing, the parties shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items included in the Preliminary Closing Statement (including the calculations of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses); provided that it is acknowledged and agreed that if any disagreements cannot be resolved, then the Closing shall occur on the basis of the Preliminary Closing Statement provided by Seller and that any unresolved disagreements shall be deferred for resolution pursuant to the post-closing purchase price adjustment process described in this Section 2.7.

(g)        The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)            For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.7 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.7 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.7 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.7 minus the Estimated Transaction Expenses;

(ii)          If the Net Adjustment Amount is positive, then the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and (A) Buyer shall pay the Net Adjustment Amount to Seller and (B) Buyer and Seller shall cause the Escrow Agent to pay to Seller all of the Purchase Price Adjustment Escrow Funds; and

(iii)         If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and Buyer and Seller shall cause the Escrow Agent to (A) pay the Net Adjustment Amount to Buyer from the Purchase Price Adjustment Escrow Funds (or if the Net Adjustment Amount exceeds the Purchase Price Adjustment Escrow Funds (the amount of any such excess, the “Adjustment Escrow Shortage Amount”) the Escrow Agent shall pay to Buyer (i) all of the Purchase Price Adjustment Escrow Funds and (ii) the Adjustment Escrow Shortage Amount from the Indemnity Escrow Funds) and (B) pay to Seller the amount (if any) by which the Purchase Price Adjustment Escrow Funds exceed the Net Adjustment Amount.  The payments described in this Section 2.7(g)(iii) shall be the sole and exclusive remedy of the Buyer for any and all claims arising under this Agreement with respect to this Section 2.7.

(h)        Payments in respect of Section 2.7(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.7 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(i)         Buyer and any other withholding agent shall be entitled to deduct and withhold from any amounts paid in connection with the transactions contemplated by this Agreement any amounts required under any applicable Law to be deducted and withheld, and any such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been made to the Person in respect of which such deduction and withholding was made; provided, however, that Buyer shall use commercially reasonable efforts to (i) give Seller notice of the intention to make such deduction or withholding before making any such deduction or withholding and (ii) cooperate with Seller to obtain reduction of or relief from such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1           Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and operate its properties and to carry on its business as presently conducted.

Section 3.2           Authority.  Seller has the organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action.  No other authorization on the part of Seller or any other Person is necessary to authorize Seller’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3           No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate the Organizational Documents of Seller;

(ii)          conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which Seller is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

(b)        Seller is not required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with, or provide any notice to, any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart‑Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 3.4           Shares.  The Shares are the Company’s only outstanding Equity Interests.  Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances.  There are no voting trusts, proxies or other Contracts to which the Company or Seller is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of the Shares.

Section 3.5           Brokers.  Except for RBC Capital Markets, LLC, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates or Representatives.

Section 3.6           Exclusivity of Representations and Warranties.  Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III and Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows (it being understood for the avoidance of doubt that, except as set forth in Section 4.28, the Company and Seller are not making any representations and warranties with respect to, and the following representations and warranties do not apply to, the Construction Services Business or USI Construction Services):

Section 4.1           Organization and Qualification; Predecessors(a)       .

(a)        Each of the Company and its Subsidiaries is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of this clause (ii), for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all such jurisdictions are listed on Schedule 4.1(a) of the Disclosure Schedules.  Seller has made available in the Data Room a true and complete copy of the Organizational Documents of each Racecar Company.  No Racecar Company is in default under or in violation of any provision of its Organizational Documents.

(b)        Schedule 4.1(b) of the Disclosure Schedules sets forth a true, accurate, and complete list of (a) any Person that has ever merged with or has been converted into any Racecar Company since January 1, 2015, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by any Racecar Company since January 1, 2015, (c) any Person all or substantially all of whose assets have ever been acquired by any Racecar Company since January 1, 2015 and (d) any prior names of the Racecar Companies or any Person described in clauses (a) through (c).

Section 4.2           Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  No other authorization on the part of the Company or any other Person is necessary to authorize the Company’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3           No Conflict; Required Filings and Consents.

(a)        Except as set forth on Schedule 4.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate its Organizational Documents;

(ii)          conflict with or violate, in any material respect, any Law applicable to the Company or by which any property or asset of the Company is bound or affected;

(iii)         conflict with, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, or give (or with the giving of notice or lapse of time, or both, would give) to others any rights of termination, amendment, acceleration or cancellation pursuant to, any Material Contract; or

(iv)          result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) upon, or the forfeiture of, any asset of any Racecar Company (other than in connection with the Construction Services Separation).

(b)        No Racecar Company is required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with, or provide any notice to, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Racecar Companies business as currently conducted or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4           Capitalization.  The Shares are the Company’s only outstanding Equity Interests, and the Shares (i) were duly authorized, validly issued and are fully paid and nonassessable and (ii) were issued in compliance, in all material respects, with applicable Law.  There are no outstanding obligations, options, warrants, convertible securities (including convertible debt securities), stock appreciation rights, profit interests or other Equity Interests or rights, proxies, agreements, arrangements or commitments of any kind relating to any Equity Interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other Equity Interests in, the Company.  There are no outstanding contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other Equity Interests of the Company.  There are no declared or authorized but unpaid dividends or distributions with regard to any issued and outstanding Equity Interest of the Company.

Section 4.5           Subsidiaries.

(a)        Except as set forth in Schedule 4.5(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest or any other Equity Interest in any Person.  Schedule 4.5(a) of the Disclosure Schedules contains a true, correct and complete list of each Subsidiary of the Company and sets forth (i) the type of legal entity and jurisdiction of organization of such Subsidiary and (ii) the designation, par value (if any) and the number of authorized, issued and outstanding classes of shares or Equity Interests for such Subsidiary and the percentage of such Subsidiary owned directly and indirectly by the Company.  Seller has made available in the Data Room true and complete copies of the Organizational Documents of each Subsidiary of the Company.

(b)        All of the outstanding shares of capital stock or other Equity Interests, as applicable, of each Subsidiary of the Company are (i) duly authorized, validly issued, fully paid, non-assessable and, as of the Closing Date, will be free and clear of all Encumbrances (other than restrictions on the transfer of securities arising under applicable securities Laws) and (ii) are held directly by the Company or by one or more wholly owned Subsidiaries of the Company.

(c)        There are no outstanding contractual or other obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any such Subsidiary or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other Equity Interests of any Subsidiary of the Company.  There are no declared or authorized but unpaid dividends or distributions with regard to any issued and outstanding Equity Interest of any Subsidiary of the Company.

Section 4.6           Financial Statements; No Undisclosed Liabilities.

(a)        Copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2016, and the related statements of income and cash flows and changes in shareholders’ equity of the Company and its Subsidiaries (the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2017 (the “Balance Sheet”), and the related consolidated statements of income and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), are attached as Schedule 4.6(a) of the Disclosure Schedules.  The Financial Statements are complete and correct and were prepared based on the Company’s books and records in accordance with the past practice of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at their respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to immaterial normal and recurring year-end adjustments and the absence of notes.  No financial statements of any Person other than a Racecar Company or USI Construction Services were required by GAAP to be included in the Financial Statements.

(b)        The Company’s books and records are maintained in accordance with sound business practices customary for its industry and all applicable Laws and reflect all financial transactions of the Company and its Subsidiaries that are required to be reflected in accordance with GAAP.  The Company and its Subsidiaries maintain books and records accurately reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for their respective assets, (iii) access to their respective assets is permitted only in accordance with management’s authorization, (iv) the reporting of their respective assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Company and its Subsidiaries.

(c)        Neither the Company nor any of its Subsidiaries has any liabilities except for liabilities (i) reflected or reserved against on the Balance Sheet; (ii) incurred since the date of the Balance Sheet in the Ordinary Course of Business of the Company and its Subsidiaries (none of which results from, arises out of, or relates to any material breach or material violation of, or material default under, any Contract, Law or Order, a breach of warranty, tort, material infringement or is, either individually or in the aggregate, material); or (iii) set forth on Schedule 4.6(c) of the Disclosure Schedules.  No Racecar Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Section 4.7           Absence of Certain Changes or Events.

(a)        Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect.

(b)        Since the date of the Balance Sheet and except as contemplated by this Agreement and except for the Construction Services Separation, (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business consistent with past practice and (ii) except as set forth on Schedule 4.7 of the Disclosure Schedules, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would require the consent of Buyer pursuant to Section 6.1 if it had been taken after the date hereof and prior to the Closing Date.

Section 4.8           Indebtedness.  Schedule 4.8 of the Disclosure Schedules sets forth a correct and complete list of all Indebtedness of the Company and its Subsidiaries and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and interest as of the date of this Agreement.

Section 4.9           Assets.  The Racecar Companies have sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all assets shown to be owned by them or leased by them in the Financial Statements and such assets acquired since the date of the Balance Sheet (except properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet), and none of such assets are subject to any Encumbrances other than Permitted Encumbrances.  Such assets of the Racecar Companies that are material to operate their respective businesses as currently conducted are in good operating condition, except for normal wear and tear that is not material.  Since January 1, 2010, there has not been any significant interruption of the operations of the Racecar Companies’ business due to inadequate maintenance of their respective properties and assets.  The properties and assets of the Racecar Companies are sufficient in all material respects for Buyer to carry on the Racecar Companies’ respective businesses from and after the Closing Date in the same manner as presently carried on by the Racecar Companies.

Section 4.10         Accounts Receivable.  All Accounts Receivable, unbilled invoices, costs in excess of billings, work in process, retainage and other amounts reflected on Balance Sheet and in the records and books of account of the Racecar Companies since the date of the Balance Sheet through the Closing Date as being due to any Racecar Company have arisen in the Ordinary Course of Business, represent enforceable obligations to such Racecar Company arising from sales actually made or services actually performed by such Racecar Company in the Ordinary Course of Business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the ninetieth (90th) day following the Closing Date) and are not subject to any contests, claims, counterclaims or setoffs.

Section 4.11         Compliance with Law; Permits.

(a)        Except as set forth on Schedule 4.11(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to it.  There is no Action or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries involving a violation of any applicable Law or Order.

(b)        Each of the Company and its Subsidiaries is in possession of all material Permits necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (collectively, the “Company Permits”).  All of the Company Permits are in full force and effect, and each of the Company and its Subsidiaries, as applicable, is in material compliance with each of the Company Permits.  Schedule 4.11(b) of the Disclosure Schedule contains a true, correct and complete list of the Company Permits.  The Company Permits will continue to be valid and in full force and effect on substantially identical terms following consummation of the transactions contemplated hereby.  There is no investigation or Action pending or, to the Company’s Knowledge, threatened that would result in the termination, revocation, suspension or restriction of any Company Permit.

(c)        No agent, Affiliate, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) made, in violation of any Law, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained or (D) for any other illegal or improper purpose; (ii) established or maintained any fund or asset for the benefit of the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company or such Subsidiary; or (iii) violated any Anti-Corruption Laws, including the FCPA.

(d)        The Company and its Subsidiaries have instituted, and maintain in effect, policies and procedures in relation to business conduct and ethics reasonably designed to try and prevent and detect any conduct of business that would violate any Anti-Corruption Laws.

Section 4.12         Litigation; Governmental Orders.  Except as set forth on Schedule 4.12 of the Disclosure Schedules, there is no Action by or against the Company or any of its Subsidiaries, or to which any of their respective assets are subject, pending, or to the Company’s Knowledge, threatened.  There are no outstanding Orders against any Racecar Company or by which any Racecar Company is bound.

Section 4.13         Employee Benefit Plans.

(a)        Schedule 4.13(a) of the Disclosure Schedules sets forth a list of all material Employee Plans.  None of the Employee Plans has undergone within the last six (6) years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Governmental Authority.

(b)        With respect to each Employee Plan, complete and correct copies of the following documents have been made available to Buyer in the Data Room: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the three most recent annual reports on Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) the nondiscrimination testing results for the past three (3) plan years; (v) the most recent IRS determination letter and any pending application with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code; and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, SEC or any other Governmental Authority regarding the operation or the administration of any Employee Plan, other than correspondence relating to matters in the Ordinary Course of Business.

(c)        With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including, but not limited to, ERISA and the Code; (ii) no Actions (other than routine claims for benefits) are pending, or to the Company’s Knowledge threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made or properly accrued in accordance with GAAP; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to any Racecar Company or Buyer or any of its Affiliates.

(d)        With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the applicable Racecar Company is entitled to rely under IRS pronouncements, and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened and, to the Company’s Knowledge, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)        No Employee Plan is nor was within the past six (6) years, nor does the Seller, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.

(f)        Except as specified on Schedule 4.13(f) of the Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of any Racecar Company to severance pay, (ii) result in any payment from any Racecar Company or any of their respective Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of any Racecar Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from any Racecar Company or any of their respective Affiliates to any current or former employee, officer, director or consultant of any Racecar Company or (v) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on any Racecar Company’s right to administer, amend or terminate any Employee Plan.

(g)        Except as set forth on Schedule 4.13(g) of the Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any Racecar Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)        No Employee Plan provides health, medical, or death benefits to current or former employees of the Racecar Companies beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i)         Each Racecar Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto.  No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(j)         Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.  No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.14         Labor and Employment Matters.

(a)        Since January 1, 2015, there has not been nor is there actually pending any labor strike, dispute, slowdown, stoppage or lockout against or affecting any Racecar Company or their business nor, to the Company’s Knowledge, has any such activity been threatened.  Except as set forth on Schedule 4.14(a) of the Disclosure Schedules, no Racecar Company is a party to any collective bargaining agreements or similar labor agreements with any labor union, labor organization or works counsel, and copies of all such agreements have been made available to Buyer in the Data Room.  To the Company’s Knowledge, no union organizing efforts have been conducted in the past three years or are now being conducted.  No labor union, labor organization or works council has in the past three years made a written demand for recognition or certification and there are no representation or certification Actions or petitions seeking a representation Action pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority.

(b)        Except as set forth on Schedule 4.14(b), the Racecar Companies are, and since January 1, 2015 have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, collective bargaining, plant closings, unemployment, employee leave, worker classification, worker’s compensation, labor, wages, hours of work, social security and occupational safety and health, and are not, and have not since January 1, 2015 been, engaged in any material unfair labor practices as defined in the National Labor Relations Act or other applicable Law.  No Racecar Company has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation or audit with respect to or relating to such Racecar Company nor has there been any such investigation or audit since January 1, 2015 and, to the Company’s Knowledge, no such investigation is in progress.

(c)        Within the last twenty-four  months, no Racecar Company has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of any Racecar Company or has incurred any liability or obligation under any state or local Law similar to the WARN Act.

(d)        No officer or key employee of any Racecar Company has given written notice to any Racecar Company or Seller that such Person intends to terminate his or her employment with the Racecar Companies either prior to or after the Closing.

(e)        No Racecar Company has any material liability with respect to the misclassification of any Person as a partner, independent contractor, intern or temporary employee rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer.

The consummation of the transactions contemplated hereby shall not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees or other service providers of the Racecar Companies.

Section 4.15         Customers and Suppliers.  Schedule 4.15 of the Disclosure Schedules sets forth a complete and accurate list of (a) the ten (10) largest customers of the Racecar Companies (measured by aggregate billings) for the fiscal years ended December 31, 2016 and 2017 and (b) the ten (10) largest suppliers of materials, products or services to the Racecar Companies (measured by the aggregate amount purchased by the Racecar Companies) for the fiscal years ended December 31, 2016 and 2017.  No such customer or supplier has canceled, terminated or otherwise materially altered their relationship with any Racecar Company or notified any Racecar Company in writing of any intention to do any of the foregoing or, to the Company’s Knowledge, otherwise threatened to cancel, terminate or alter its relationship with any Racecar Company, other than with respect to fluctuations in purchase order volume that occur in the Ordinary Course of Business.

Section 4.16         Customer Warranties.  Except as set forth on Schedule 4.16, there are no pending, nor to the Company’s Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold by the Company that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in the Company’s books and records in accordance with GAAP.  The Company did not incur any material liabilities with respect to warranty claims during, or with respect to, the fiscal years ended December 31, 2017 and 2016 that are not disclosed or referred to in the Financial Statements and that are not fully reserved on the Balance Sheet in accordance with GAAP.

Section 4.17         Product Liability.  Except as set forth on Schedule 4.17, there is no claim against any Racecar Company for injury to person or property of employees or any third Persons suffered as a result of the manufacture, sale or distribution of any product or the performance of any service by any Racecar Company, including claims arising out of the allegedly defective or unsafe nature of structures or projects built or otherwise worked on by any Racecar Company.  There is no pending or, to the Company’s Knowledge, threatened investigation by any Governmental Authority of the construction of any structure or projects where services were provided by the any Racecar Company.

Section 4.18         Insurance.  Schedule 4.18 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries, copies of which have been made available to Buyer in the Data Room.  All policies required to be disclosed on Schedule 4.18 of the Disclosure Schedules are in full force and effect, and with respect to such insurance policies:  (a) all premiums due and payable have been paid or will be paid prior to Closing, and (b) no written notice of cancellation, termination or nonrenewal (or other written notice that the insurer plans to materially alter the coverage under such policy or materially increase the premium on such policy) has been received by any Racecar Company.  The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of such policies.  There is no material claim by any Racecar Company pending under any of such insurance policy as to which coverage has been denied by the underwriters of such policies.  The Company has made available in the Data Room true, correct and complete loss-runs for the years ended December 31, 2017 and 2016 in respect of the Racecar Companies.

Section 4.19         Real Property.

(a)        Schedule 4.19(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property.  The Company or its Subsidiaries have good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)        Schedule 4.19(b) of the Disclosure Schedules lists (i) the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (ii) each Contract under which the Company or any of its Subsidiaries leases the Leased Real Property (each such Contract, as amended, a “Real Property Lease”).  The Company or its Subsidiaries have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  All Real Property Leases are in full force and effect, neither the Company nor any of its Subsidiaries is in material breach or default thereunder.  The Company has made available in the Data Room a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, renewals and guaranties relating to each Real Property Lease.  Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.  There is no pending or, to the Company’s Knowledge, threatened, (x) appropriation, condemnation or like action materially affecting the Leased Real Property or (y) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.  Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, the transactions contemplated hereby do not require the consent of any other party to any Real Property Lease, will not result in a breach or default under any Real Property Lease, and will not otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable or in full force and effect on identical terms following the Closing.

(c)        No Facility currently existing on the Real Property materially encroaches upon the real property or easement estate of any other Person.  Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary in all material respects for the operation of such Facility as the same is currently operated.  Each Facility is in good repair and operating condition, normal wear and tear excepted, with commercially reasonable maintenance having been performed and free from material structural defects.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road, in each case, to the extent necessary for the conduct of the Racecar Companies’ business.

Section 4.20         Intellectual Property.

(a)        Except as set forth in Schedule 4.20(a) of the Disclosure Schedules, all of the Company Intellectual Property is either exclusively owned by one or more of the Racecar

Companies free and clear of any Encumbrances (the “Owned Intellectual Property”) or is used by one or more of the Racecar Companies pursuant to a valid and enforceable written contract or other right (the “Licensed Intellectual Property”).  The Racecar Companies have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property and the confidentiality of all trade secrets and confidential information forming part of the Company Intellectual Property.

(b)        Schedule 4.20(b) of the Disclosure Schedules sets forth a true and complete list of all (i) issued patents, patent applications, trademark and service mark registrations, trademark and service mark applications, domain name registrations, registered copyrights and applications therefor forming part of the Owned Intellectual Property (collectively, “Registered IP”); (ii) all material unregistered Owned Intellectual Property; and (iii) all Licensed Intellectual Property.  All of the Registered IP is in full force and effect and has not expired or been cancelled, abandoned or otherwise terminated, and payment of all application, issuance, renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto that are due within ninety (90) days after the Closing, have been duly made.  All of the patents, trademark registrations and copyright registrations forming part of the Registered IP are valid and enforceable.  Except as set forth in Schedule 4.20(b) of the Disclosure Schedules, upon the Closing, the Racecar Companies will continue to have the right to use all Company Intellectual Property on the same terms and conditions as the Racecar Companies enjoyed immediately prior to the Closing.  The Company Intellectual Property constitutes all of the Intellectual Property used in and necessary for the conduct of the business conducted by the Racecar Companies as currently conducted.

(c)        No current or former employee or independent contractor of the Racecar Companies or other third party retains any license or ownership interest or any right or claim of compensation or other claim with respect to any such Intellectual Property or has asserted or threatened to assert any claim with respect thereto.

(d)        Each of the Racecar Companies has taken commercially reasonable actions to maintain and protect the confidentiality, integrity and security of its Software, databases, computer services and systems and all information contained therein or transmitted thereby from unauthorized use, access, interruption or modification.  Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information (including source code with respect to Software forming part of the Company Intellectual Property), or any trade secrets or other confidential or proprietary information owned or provided by a third party that any of the Racecar Companies is obligated to maintain confidential available to any employee, independent contractor of the Racecar Companies or any other third party except pursuant to written agreements requiring such employee, independent contractor or other third party to maintain the confidentiality of such information or materials and prohibiting the use of such information or materials for any purpose not expressly authorized in writing by the Racecar Companies.

(e)        All Software, computer services, systems and other information technology assets owned, leased, licensed or otherwise possessed or controlled and used by any of the Racecar Companies are in good working condition, operate and perform in all material respects in a manner that permits the Racecar Companies to conduct their respective businesses as currently conducted, and do not contain any viruses, malicious code, bugs or defects, or other faults that present a risk that a Person would obtain unauthorized access thereto, (ii) there have been no failures of computer services or other information technology assets that resulted in a material disruption to the business of the Racecar Companies or their customers, and (iii) there have been no security breaches relating to, or violations of any security policy regarding or any unauthorized access, of any data, personal information, computer services or other information technology assets used in the business of the Racecar Companies.  Each of the Racecar Companies maintains and is in compliance with commercially reasonable policies and procedures and all contractual or other legal requirements regarding data privacy, data security and disaster recovery.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate the policies of the Racecar Companies regarding the collection and use of personal information, and, upon the Closing, the Racecar Companies will continue to have the right to use personal information collected or obtained by the Racecar Companies on the same terms and conditions as the Racecar Companies enjoyed immediately prior to the Closing.

(f)        Neither the conduct of the business conducted by the Racecar Companies nor the use of the Company Intellectual Property has in the past infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of any other Person.  There is no Order outstanding or Action pending or, to the Company’s Knowledge, threatened alleging any such infringement or violation or challenging the Racecar Companies’ ownership of any Owned Intellectual Property or any rights of the Racecar Companies in or to any Company Intellectual Property, and there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action or Order.  To the Knowledge of Seller, no Person has in the past infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property or any rights of any Racecar Company in any Licensed Intellectual Property.

(g)        None of the Racecar Companies has incorporated into any Software forming part of the Company Intellectual Property or otherwise accessed, used, modified or distributed any third party Software, in whole or in part, in a manner that may (i) require any Software forming part of the Company Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any such Software or (iii) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any such Software.

Section 4.21         Taxes.

(a)        All income and other material Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are true, correct and complete in all material respects.  All Taxes shown to be payable on such Returns have been paid and all other material Taxes required to be paid by the Company and any of its Subsidiaries have been timely paid, except for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been included on the Balance Sheet in accordance with GAAP.  No deficiency, proposed adjustment or claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Encumbrances for Taxes on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).  All Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with GAAP.  The aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes).  The aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries as reflected on the Financial Statements as of the date of the most recent Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the Ordinary Course of Business of the Company for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Company.  Each of the Company and its Subsidiaries has withheld, collected and paid over to the appropriate Governmental Authority all material Taxes required by Law to be withheld or collected.

(b)        No written claim has been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary has not filed a particular type of Return or paid a particular type of Tax that it is or may be required to file such Return or pay such type of Tax in that jurisdiction.

(c)        Neither the Company nor any of its Subsidiaries has been notified in writing that it is currently under audit by any Governmental Authority or that any Governmental Authority intends to conduct such an audit, and no material action, suit, examination, investigation, claim or assessment is pending or, to the Company’s Knowledge, proposed with respect to any Taxes of the Company or any of its Subsidiaries.

(d)        Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  No written power of attorney with respect to any Taxes of the Company or any of its Subsidiaries has been filed or entered into with any Governmental Authority.  The time for filing any Return with respect to the Company or any of its Subsidiaries has not been extended to a date later than the date of this Agreement, other than in the Ordinary Course of Business.

(e)        Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(f)        Seller has made available to Buyer in the Data Room correct and complete copies of each of the Company’s and its Subsidiaries’ material Returns since January 1, 2011.

(g)        Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or Contract that would reasonably be expected to be treated as a partnership for federal income tax purposes.

(h)        Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying, or purported to satisfy, the requirements of Sections 355 or 361 of the Code within the last five (5) years, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying, or purported to satisfy, the requirements of Sections 355 or 361 of the Code within the last five (5) years.

(i)         Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(j)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) the cash method of accounting or percentage of completion method of accounting, (iv) prepaid amount received on or prior to the Closing Date, (v) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period, or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).

(k)        Except for any group of which the Company is the common parent, neither the Company nor any of its Subsidiaries is (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated federal income Return with any other Person, or (iii) liable for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise, other than (x) any agreement solely between or among the Company and its Subsidiaries or (y) any agreement entered into in the Ordinary Course of Business not relating primarily to Taxes).

Section 4.22         Environmental Matters.

(a)        The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and there are no written claims alleging violation of or liability pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries.  No Racecar Company is subject to any pending or, to the Company’s Knowledge, threatened investigation, Action, Order, judgment, decree or settlement, alleging or addressing in connection with its business or the Real Property concerning any (i) violation of any Environmental Law, (ii) Remedial Action, (iii) liabilities arising from the Release or threatened Release of any Hazardous Substance at the Real Property or (iv) environmental liabilities and costs.

(b)        Neither the Real Property, nor any property previously owned, leased or operated by the Company or its Subsidiaries, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state list of sites.

(c)        There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on the Real Property any polychlorinated biphenyls (“PCBs”) or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs, or any other insulating material containing urea formaldehydes.  There have been no Releases of any Hazardous Substances at, to or from the Real Property, nor has any Racecar Company stored, disposed of, arranged for or permitted the disposal, transport, handling or release of any Hazardous Substances except in compliance with applicable Environmental Laws and, to the Company’s Knowledge, no site where any Racecar Company has disposed of or arranged for the disposal of Hazardous Substances is subject to investigation or Remedial Action under CERCLA or similar state requirements.

(d)        There have been no Releases of any Hazardous Substances at, to or from the Real Property, nor has any Racecar Company stored, disposed of, arranged for or permitted the disposal, transport, handling or release of any Hazardous Substances in a manner (i) not in compliance with applicable Environmental Laws or (ii) that would reasonably be expected to result in an investigation or Remedial Action or other liability pursuant to any Environmental Law.  To the Company’s Knowledge, no site where any Racecar Company has disposed of or arranged for the disposal of Hazardous Substances is subject to material investigation or Remedial Action under applicable Environmental Laws.

(e)        Neither this Agreement nor the consummation of the transactions contemplated hereby can reasonably be expected to result in any obligation for site investigation or cleanup or require notification to or the consent of any Governmental Authority pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws, such as the Industrial Site Recovery Act.

(f)        The representations and warranties contained in this Section 4.22 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, including natural resources, related to the Company or its Subsidiaries.

(g)        The Company has made available to Buyer in the Data Room true and complete copies of all reports, audits, studies, investigations and assessments relating to: (i) environmental conditions at any Real Property or property previously owned, operated or leased by the Company or its Subsidiaries; or (ii) any liability of the Company or its Subsidiaries arising pursuant to any Environmental Law, to the extent such reports are in the possession or control of Seller or any Racecar Company.

(h)        For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws or Orders of any Governmental Authority in effect as of the date hereof relating to protection of the environment or occupational health and safety including, without limitation, Laws and Orders relating to releases, discharges or disposal of or exposure to Hazardous Substances into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling or exposure to Hazardous Substances.

(ii)          “Environmental Permits” means all Permits required under any Environmental Law.

(iii)         “Hazardous Substance” means (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect or otherwise regulated or the basis of liability under Environmental Laws; and (B) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(iv)          “Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance through, in, into or from the air, soil, surface water, groundwater or any property.

(v)           “Remedial Action” means actions required to (A) clean up, remove, treat or in any other way address Hazardous Substances in the indoor or outdoor environment; (B) prevent the Release or threat of Release or minimize the further Release or threat of Release of Hazardous Substances; or (C) investigate and determine if a remedial response is needed, design such a response and perform post-response investigation, monitoring, operation, maintenance and care.

Section 4.23         Material Contracts.

(a)        Schedule 4.23 of the Disclosure Schedules lists each of the following Contracts to which the Company or any of its Subsidiaries is a party (collectively, “Material Contracts”):

(i)            Contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;

(ii)          Contracts under which the Company or any of its Subsidiaries is lessee of or holds or operates any real or tangible property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii)         each Contract (other than purchase orders entered into by the Company and its Subsidiaries in the Ordinary Course of Business and Contracts that can be terminated on not more than 60 days’ notice) that involves future payments, performance of services or delivery of goods or materials to or by any of the Company or its Subsidiaries of any amount or value that exceeds $350,000 for the year ended December 31, 2018;

(iv)          Contracts requiring or providing for any capital expenditure on or after the date hereof in excess of $150,000;

(v)           Contracts relating to any Company Intellectual Property, except for contracts relating to commercially available, “off-the-shelf” Software or Software that is licensed by the applicable Racecar Company pursuant to the applicable licensor’s standard shrink wrap-style or click wrap-style license agreement under which the aggregate annual payments do not exceed $25,000;

(vi)          joint venture, partnership, strategic alliance, or similar agreements or arrangements, or any Contract involving the sharing of profits or losses with any Person (other than a Racecar Company);

(vii)        Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)       Contracts with any Affiliate or Related Party of any of the Company or its Subsidiaries;

(ix)          each Contract under which any of the Company or its Subsidiaries has made advances or loans to another Person, other than to inter-company loans or with respect to employee advances for business expenses in the Ordinary Course of Business;

(x)           Contracts relating to the incurrence of Indebtedness;

(xi)          any Contract with a Governmental Authority that is material to any Racecar Company;

(xii)        any Contract with another Person that (A) establishes an obligation on any Racecar Company to exclusively purchase goods or services from any Person or (B) grants to any Person “most favored nations” terms;

(xiii)       any Contract that materially limits (or purports to materially limit) the ability of any Racecar Company to solicit for employment or hiring any Person, in any geographic area or during any period of time;

(xiv)        any Contract for the sale, transfer or disposition of any of the material assets, capital stock or businesses of any Racecar Company (other than, in the case of sales, transfers or dispositions of assets, in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the material assets, capital stock or businesses of any Racecar Company, in each case under which there are outstanding obligations;

(xv)         any Contract relating to the acquisition by any Racecar Company of any business or Person entered into since January 1, 2015;

(xvi)        any Contract with any labor union or association relating to any current employee of any Racecar Company;

(xvii)      any agency, dealer, sales representative, distribution, marketing or other similar Contract providing for non-contingent payments of more than $100,000 annually;

(xviii)     any Contract entered into by a Racecar Company since January 1, 2015 involving any resolution or settlement of any actual or threatened Action with a value of greater than $100,000 under which any Racecar Company has continuing obligations; or

(xix)        any Contract under which any Racecar Company has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of Business.

(b)        Each Material Contract is valid, enforceable and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect.  None of the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in material breach of, or material default under, any Material Contract.  The Company has made available in the Data Room to Buyer or Buyer’s Representatives a true, correct and complete copy of each Material Contract, together with all amendments thereto, subject to redactions of certain information solely to the extent necessary in order to comply with “clean room” arrangements.

Section 4.24         Surety Bonds. (a)          The Company and its Subsidiaries have posted all material deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds”) required to be posted in connection with its operations.  Schedule 4.24 of the Disclosure Schedules contains a true and complete list of all Surety Bonds, including the name of each surety and the cost of completion for the project or job secured by such Surety Bond.  Except as disclosed on Schedule 4.24 of the Disclosure Schedules, the Company and its Subsidiaries are in compliance in all material respects with all Surety Bonds.

Section 4.25         Banking Facilities.  Schedule 4.25 of the Disclosure Schedules sets forth a true, correct and complete list of:  (a) each bank, savings and loan or similar financial institution with or at which any Racecar Company has an account or safety deposit box and the account numbers of such accounts and identifying numbers for each such safety deposit box; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility; and (c) any outstanding powers of attorney executed by or on behalf of such Racecar Company in connection with such accounts or safety deposit boxes.

Section 4.26         Related Party Transactions.  Except as set forth on Schedule 4.26 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract with any Related Party, and which will not be terminated on or prior to the Closing Date.

Section 4.27         Brokers.  Except for RBC Capital Markets, LLC the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.28         USI Construction Services; 2016 Merger Agreement.  From and after Closing, no Racecar Company will have any liability or incur any Loss relating to, resulting from, or arising out of, USI Construction Services, the Construction Services Business, the Construction Services Separation.  The Company is not in breach of any of its representations, warranties or covenants contained in the 2016 Merger Agreement or any other certificate or agreement ancillary thereto.

Section 4.29         Exclusivity of Representations and Warranties.  Neither the Company nor any of its Affiliates or Representatives, including Seller and its Affiliates and Representatives, is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article IV, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, hereby represent and warrant to Seller and the Company as follows:

Section 5.1           Organization.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2           Authority.  Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3           No Conflict; Required Filings and Consents.

(a)        The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws of Buyer or Merger Sub;

(ii)          conflict with or violate any Law applicable to Buyer or Merger Sub or by which any property or asset of Buyer or Merger Sub is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which Buyer or Merger Sub is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)        Neither Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to Seller or any of its Affiliates.

Section 5.4           Financing.  Buyer shall have at the Closing sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement, including the Merger, and to pay all related fees and expenses.  Notwithstanding anything to the contrary contained herein, each of Buyer and Merger Sub acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 5.5           Brokers.  Except for J.P. Morgan Securities, LLC and SunTrust Robinson Humphrey, Inc., the fees, commissions and expenses of which will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 5.6           R&W Insurance Policy.  Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date.  Buyer represents and warrants to Seller that it has provided a true and correct copy of such commitment to Seller prior to the date hereof.  The parties hereto acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that Seller is relying on Buyer’s covenants and obligations set forth in this Section 5.6.  Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing.

Section 5.7           Investment Intent.  Buyer is acquiring the Shares pursuant to the Merger for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8           Buyer’s Investigation and Reliance.  Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer together with its advisors, including legal counsel, that it has engaged for such purpose.  None of Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company made available in connection with Buyer’s investigation of the Company, except as expressly set forth in this Agreement.  Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller, the Company, or any their respective Affiliates or Representatives, except as expressly set forth in Article III and Article IV and those certificates delivered by Seller and the Company pursuant to this Agreement.  None of Seller, the Company or any of their respective Affiliates or Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to the Buyer in the Data Room.  None of Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries.  Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).  Buyer acknowledges and agrees that the representations and warranties in Article III and Article IV are the result of arms’ length negotiations between sophisticated parties, and Buyer is relying on such representations and warranties.

ARTICLE VI

COVENANTS

Section 6.1           Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement (including with respect to the Construction Services Separation) or as set forth on Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve intact in all material respects their business organization, (ii) keep available the services of current officers and employees and (iii) preserve all material business relationships, including material business relationships with customers and suppliers.  Except as otherwise contemplated by this Agreement or as set forth in Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries will, and Seller shall cause the Company and each of its Subsidiaries not to:

(a)        amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)        issue or sell any Equity Interests of the Company or any of its Subsidiaries;

(c)        acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the Ordinary Course of Business;

(d)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(e)        declare, set aside, make or pay any dividends or other distributions (other than dividends and distributions of Cash) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(f)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests or make any other change with respect to its capital structure;

(g)        enter into any Contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, or otherwise terminate or amend any Material Contract, in each case other than in the Ordinary Course of Business (including Contracts, agreements or arrangements with customers, vendors or clients);

(h)        make, authorize, or make any commitment with respect to, capital expenditures that (1) are not reflected in the working capital budget of the Company delivered to Buyer on the date hereof and (2) are, in aggregate, in excess of $200,000;

(i)         acquire any real property or enter into, modify, amend, waive in any material respect or terminate any Real Property Lease, other than in the Ordinary Course of Business;

(j)         sell, assign, convey title (in whole or in part), license, lease or otherwise dispose of or grant any right or other licenses to any of its properties or assets, other than (A) sales or other dispositions of inventory and other assets in the Ordinary Course of Business, (B) sales of obsolete or written off assets and (C) sales or dispositions for an amount less than $150,000 in the aggregate;

(k)        pledge, encumber, incur, create, assume, suffer to exist or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its properties or assets other than in the Ordinary Course of Business;

(l)         enter into any new line of business outside of its existing business, other than new product lines entered into by the Racecar Companies’ branches in the Ordinary Course of Business;

(m)       issue or sell any debt securities or warrants or other rights to acquire any debt securities or incur, create, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in excess of $100,000 in the aggregate;

(n)        make any loans or capital contributions to, or investments in, any Person, other than loans made to employees in the Ordinary Course of Business that are not material to the Racecar Companies;

(o)        fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof;

(p)        except for claims and litigation with respect to which an insurer has the right to control the decision to settle, waive, release or assign, settle or compromise any claim, litigation, complaint, investigation or Action, other than the settlement of claims or litigation in the Ordinary Course of Business and claims which, in any event (i) is for an amount not to exceed $300,000 in excess of accruals therefor reflected in the Balance Sheet with respect to any such claim or litigation (or series of related claims or litigation) and (ii) reasonably would not be expected to prohibit or materially restrict any Racecar Company from operating its business in substantially the same manner as operated on the date of this Agreement;

(q)        acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property other than in the Ordinary Course of Business;

(r)        enter into, amend or modify in any material respect or terminate any Contracts relating to any Company Intellectual Property, other than in the Ordinary Course of Business;

(s)        make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file or amend any material Returns, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case, except (i) in the Ordinary Course of Business, or (ii) preparing and filing the Returns set forth on Schedule 7.3 (“Carryback Returns”) or (iii) or in connection with a change of Law resulting from the Tax Cuts and Jobs Act of 2017, in each case, on at least a more-likely-than-not basis (including, without limitation, making an election pursuant to Revenue Procedure 2011-29 to deduct seventy percent (70%) of any success-based fees); provided, however, that prior to filing a Carryback Return or any material income Return, Seller shall provide a draft of such Return (along with supporting work-papers) to Buyer and shall consider in good faith any reasonable comments provided by Buyer within ten (10) days of Buyer’s receipt of such draft;

(t)         (i) terminate, establish, adopt, amend or renew (or communicate any intention to take such action) any Employee Plan or (ii) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than (1) as required by Law, (2) pursuant to any plans, programs or agreements existing on the date hereof and disclosed on Schedule 4.13(a) of the Disclosure Schedule or (3) other increases in salary or wages in the Ordinary Course of Business, which shall not exceed an aggregate five percent (5%) increase of the total compensation paid to all employees; or

(u)        make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP; or

(v)        agree to take any of the actions described in the immediately preceding clauses (a) through (u), inclusive.

Notwithstanding the foregoing, (i) the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose and (ii) between the Measurement Time and Closing, the immediately preceding clause (a) through (u), inclusive, shall be read without giving effect to any exceptions contained therein (including Ordinary Course of Business, and any phrase denoting an exception, such as those beginning with “other than” or “except”), and all dollar thresholds shall be deemed to be $1.00, and neither the Company nor any of its Subsidiaries may, and seller shall cause the Company and each of its Subsidiaries not to, take any of the actions described in the immediately preceding clause (a) through (u), inclusive (as so modified) without Buyer’s prior written consent.

Section 6.2           Covenants Regarding Information.

(a)        From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries, and Seller shall cause the Company and its Subsidiaries to, shall afford Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided,  however, that any such access shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to provide access to any information to Buyer or its Representatives if the Company determines, in its sole discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, or (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature; or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by Seller, the Company or any of their Affiliates or any of their respective predecessor entities; provided, that, if the Company withholds any such information, then the Company shall provide a reasonably detailed written description of the reasons for withholding such information and shall use its commercially reasonable efforts to disclose to Buyer as much of such information as reasonably possible.

(b)        No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c)        In order to facilitate the resolution of any claims made against or incurred by Seller (as it relates to the Company and its Subsidiaries), for a period of four (4) years after the Closing, Buyer shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records solely to the extent necessary to facilitate the resolution of any such claims.

Section 6.3           Confidentiality.

(a)        Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated October 1, 2017 between TopBuild Corp and United Subcontractors, Inc. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement shall terminate; provided,  however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)        Seller acknowledges that the success of the Racecar Companies after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by Seller, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.3(b).  Accordingly, Seller hereby agrees with Buyer that Seller and its Representatives will not, and that Seller will cause its controlled and controlling Affiliates not to, at any time on or after the Closing Date for a period of five years, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Racecar Companies, including, but not limited to, (1) customer and supplier information, including lists of names and addresses of customers and suppliers of any Racecar Company or its Affiliates as of the Closing Date, (2) written business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) proprietary market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by any Racecar Company, (4) proprietary information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of any Racecar Company’s information systems, Software or technology, (5) information identified as confidential and/or proprietary in internal documents of any Racecar Company and (6) all information that would be a trade secret under any applicable Law; provided,  however, that with respect to any information that constitutes trade secrets as defined under applicable Law, the obligations hereunder shall continue in effect for as long as such information continues to constitute trade secrets.  The information subject to the foregoing provisions will not include any information: (i) that is or becomes generally available to, or known by, the public or participants in the Racecar Companies’ industries (other than as a result of disclosure in violation hereof); (ii) becomes available to Seller or Seller’s Representatives on a non-confidential basis from a source other than the Racecar Companies or any of its Representatives; or (iii) is independently developed by or for Seller or its Representatives without use of Racecar Company confidential or proprietary information; and provided, further, that the provisions of this Section 6.3(b) will not prohibit any retention of copies of records that is reasonably required and used solely to comply with applicable Law, including the “book and records” requirement of the Investment Advisers’ Act of 1940, or disclosure (a) required by and used solely to comply with applicable Law or Governmental Authority so long as reasonable prior notice is given to Buyer of such retention and disclosure and a reasonable opportunity is afforded to Buyer to contest the same (at Buyer’s sole expense, and solely to the extent prior notice is permitted by such applicable Law, regulatory authority or court) or (b) made solely in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the transactions contemplated hereby, provided that such permitted retention and disclosure shall not abrogate or otherwise diminish the confidentiality obligations set forth herein.  Notwithstanding the foregoing, nothing in the preceding paragraph will require Seller to destroy copies of any confidential information that is created as a result of automatic archiving or back up procedures, which are accessible solely by Seller’s information technology and/or compliance personnel and used solely by such personnel to comply with applicable Law.  Buyer further acknowledges that certain information relating to the Racecar Companies and their industry gained from access to the confidential information may not be capable of being separated from Seller’s or its Affiliates’ and Representatives’ overall knowledge; therefore, provided that neither Seller nor its Representatives disclose any confidential information in violation of this Agreement, Seller will not be deemed to have violated this Agreement to the extent Residual Information is used in the ordinary course by Seller or its Representatives in connection with the Construction Services Business.  For purposes of this Agreement, “Residual Information” means information retained in the unaided memories of individuals associated with Seller or its Affiliates or Representatives.  A person’s memory is unaided if the person has not intentionally memorized the information set forth therein for the purposes of retaining and subsequently using or disclosing it.  It is understood and agreed that Seller is under common ownership with certain other entities (the “Related Funds”) and both Seller and such Related Funds have equity interests in other entities (the “Portfolio Companies”).  Notwithstanding any provision of this agreement to the contrary, no provision of this agreement shall apply to any action taken independently by any Related Fund or Portfolio Company, so long as in each case such Related Fund or Portfolio Company has not received any of the Racecar Companies’ confidential or proprietary information.  For purposes hereof, a Related Fund or Portfolio Company will not be deemed to have received confidential information solely because Seller’s investment advisor’s employee, officer, principal, or director (a “Trilantic Principal”) also serves as a director or officer of any of a Related Fund or Portfolio Company, unless such Trilantic Principal (i) directs the Related Fund or Portfolio Company to act (or refrain from acting) based on the confidential information, (ii) delivers, in any manner, confidential information to such Related Fund or Portfolio Company or (iii) directly participates on behalf of such Related Fund or Portfolio Company in activities prohibited by this agreement.

Section 6.4           Consents and Filings; Further Assurances.

(a)        Subject to the terms and conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.  Without limiting the foregoing, (i) each of Seller and Buyer shall use its reasonable best efforts to make an appropriate filing of a complete and correct Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (the “HSR Filing”)  as promptly as practicable and in any event within five (5) Business Days immediately following the date hereof and any other required submissions under the HSR Act which Seller or Buyer determines should be made, in each case with respect to the transactions contemplated hereby, and, subject to Section 6.4(b), to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Seller and Buyer shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (B) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (“DOJ”) or any other Governmental Authority, except for Item 4(c) and 4(d) documents (which shall be shared on an outside counsel-only basis) or as restricted by antitrust Law, of any communication received or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby.  If any party receives any request for additional information from the FTC, the DOJ or any other Governmental Authority with respect to the HSR Filing, then such party shall, as promptly as practicable, respond, completely and correctly, to such request.  Buyer and Seller shall split evenly all filing fees and other charges for the filing under the HSR Act with respect to this Agreement and the transactions contemplated hereby.

(b)        Without limiting the generality of the parties’ undertaking pursuant to Section 6.4(a), each of Buyer and Seller agrees to use its reasonable best efforts and to take any and all steps necessary, proper or advisable to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as practicable and in no event later than the Termination Date; provided,  that, except as set forth on Schedule 6.4(b) of the Disclosure Schedule, neither Buyer nor Seller shall be required, and neither Seller nor the Company shall agree (without the prior consent of Buyer, which may be given or withheld in its sole discretion) to, propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, sell, divest or dispose of any assets, properties or businesses or any of the assets, properties or businesses of the Racecar Companies to be acquired by Buyer pursuant hereto, in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other Order or decision in any Action or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.  In no event shall Buyer, Seller or any of their respective Affiliates be required to commence (or threaten to commence) or defend any litigation, arbitration or other similar process or otherwise agree to any restrictions on the businesses of Buyer, Seller or their respective Affiliates in connection with Buyer’s and Seller’s undertaking pursuant to Section 6.4(a).

(c)        Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)        Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would reasonably be expected to delay or impede the ability of the parties to consummate the transactions contemplated hereby.  Without limiting the generality of the forgoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially delay the consummation of the transactions contemplated hereby or (iv) increase the amount of the Closing HSR Loss or Final HSR Loss.

Section 6.5           Public Announcements.  On and after the date hereof and through the Closing Date, the parties shall consult on a reasonable basis with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, including the rules and regulations of the New York Stock Exchange.

Section 6.6           Directors’ and Officers’ Indemnification.

(a)        Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other similar governing documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided,  however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action.  From and after the Closing, Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company or its Subsidiaries.

(b)        For a period of six years from the Closing Date, Buyer shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Racecar Companies or cause to be provided substitute policies or purchase or cause the Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date; provided,  that, in no event shall Buyer be required to pay with respect to such insurance policies (including any “tail policy”) in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if Buyer is unable to obtain the insurance required by this Section 6.6(b) for the Maximum Amount, then it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.  The fees, costs and expenses incurred in connection with such “tail policy” shall be paid by Buyer and shall not be deemed a Transaction Expense.

(c)        Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d)        In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.6.

(e)        The provisions of this Section 6.6 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 6.6 is intended to benefit the directors, officers, employees and agents of the Racecar Companies referenced in this Section 6.6, each of whom may enforce the provisions of this Section 6.6 (whether or not parties to this Agreement).  Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.6.

Section 6.7           R&W Insurance Policy.

(a)        If not already bound, then promptly following the execution of this Agreement, Buyer shall take those actions that are reasonably necessary to bind the R&W

Insurance Policy.  Buyer shall execute and enter into the R&W Insurance Policy at or prior to the Closing on substantially the terms provided or made available to Seller prior to the date hereof, which such policy shall and shall at all times from and after the closing, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against Seller by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against Seller to the extent that the relevant Losses arose out of Fraud by Seller or the Company.

(a)        For a period of eighteen (18) months after the Closing, Buyer agrees that it will:

(i)         comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy;

(ii)       not agree to any amendment or waiver of the R&W Insurance Policy that would be materially adverse to Seller without Seller’s prior written consent;

(iii)      not novate, or otherwise assign its rights under, the R&W Insurance Policy, other than to an Affiliate; and

(iv)       not terminate the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect.

Section 6.8           Employee Matters.

(a)        All employees of the Racecar Companies as of immediately prior to the Closing shall continue as employees of the Company and its Subsidiaries as of the Closing (which for avoidance of doubt shall exclude any employees retained by the Construction Services Business).  Any such employee who remains employed by any of the Company or its Subsidiaries or any Affiliate of Buyer for any time thereafter shall be a “Company Employee.”  Nothing in this Section 6.8 or any other provision of this Agreement shall be deemed to amend any Employee Plan or limit, in any respect, the right of Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) to (A) terminate the employment of any Company Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Company Employee (including location of performance), (C) change or modify any Employee Plan or (D) increase or decrease the compensation and employee benefits from those provided to any such Company Employee by the Company and its Subsidiaries immediately prior to the Closing Date.

(b)        For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Company and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Company and its Subsidiaries as of the Closing under similar or comparable Company Employee Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit.  In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company

Employees may be eligible to participate following the Closing, each Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Employee Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer and its Subsidiaries shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan.  Buyer and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c)        Seller and/or the Company will (a) no later than five (5) Business Days prior to the Closing Date, solicit and use their respective best efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payment or benefits that could reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) but excluding any payments made or to be made pursuant to agreements negotiated by Buyer or agreements entered into after the date hereof, a waiver of such disqualified individual’s rights to some or all of such payments or benefits to the extent that any such payment or benefit would constitute a non-deductible “parachute payment” under Section 280G of the Code (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) and (b) solicit and use their respective best efforts to obtain, no later than five (5) Business Days prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, stockholder approval (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A-7) of the rights of any such Person to receive the Waived 280G Benefits.  No later than five (5) Business Days prior to the Closing Date, Seller and/or the Company shall provide drafts of such waivers and disclosure materials to Buyer and consider in good faith any comments thereto provided by Buyer.

(d)        This Section 6.8 shall be binding upon and inure solely to the benefit of the parties to this Agreement and nothing in this Section 6.8, expressed or implied, is intended to confer upon any other Person, including any Company Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 6.8.  Without limiting the foregoing, no provision of this Section 6.8 will create any third party beneficiary rights in any current or former employee, Company Employee, director or consultant of any of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 6.9           Exclusive Dealing.  During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, Seller and the Company shall not, and each shall cause the other Racecar Companies not to, (i) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Affiliates and representatives) concerning any Acquisition Proposal, (ii) approve, endorse or recommend any Acquisition Proposal, (iii) enter into any agreement in principle, arrangement, understanding, Contract or agreement relating to an Acquisition Proposal.  Upon execution of this Agreement, Seller shall, and shall cause each Racecar Company to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal and instruct to be returned or destroyed all nonpublic information provided by or on behalf of any Racecar Company to such Person; provided,  however, that nothing in this Section 6.9 shall preclude Seller or its Representatives from contacting any such Person solely for the purpose of complying with the provisions of the first clause of this sentence.  The Company and Seller shall promptly notify Buyer upon receipt of any proposal, offer or indication of interest from any third party with respect to a potential Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal.

Section 6.10         Construction Services Separation.  Immediately prior to or simultaneously with Closing, Seller and the Company shall cause the Construction Services Business to be separated from the Company and its retained Subsidiaries, subject to the terms and conditions of the Reorganization Agreement through (i) a contribution, distribution or sale of all of the outstanding limited liability company interests of USI Construction Services to an Affiliate of Seller or a third party designated by Seller and (ii) an assignment of certain assets, an assumption of certain liabilities of the Construction Services Business and certain other transactions as contemplated by, and in each case in accordance with, the Reorganization Agreement (the “Construction Services Separation”).  Promptly (and in any event on or prior to the third (3rd) Business Day following the date that the Construction Services Separation occurs) following consummation of the Construction Services Separation, Seller shall upload to the Data Room true, correct and complete copies of all documents, instruments and corporate and limited liability company actions evidencing, and otherwise with respect to, the Construction Services Separation.

Section 6.11         Financing.

(a)        Buyer shall use, and shall cause its applicable Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Debt Financing (to the extent reasonably required to consummate the transactions contemplated hereby), including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Debt Financing, (ii) satisfy on a timely basis all conditions, and otherwise comply with all terms, applicable to Buyer or any of its Affiliates with respect to the Debt Financing that are within its control (or, if deemed advisable by Buyer, seek the waiver of such conditions), and (iii) subject to the terms and conditions set forth in the definitive documentation in respect of the Debt Financing, cause the Debt Financing Sources to provide the Debt Financing and draw down upon and consummate the

Debt Financing as contemplated by such definitive documentation, in each case, on or prior to the Closing Date.  In the event any portion of the Debt Financing becomes unavailable, Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial, in the aggregate, to Buyer, in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Financing”).  Upon request from Seller, Buyer shall keep Seller informed on a reasonably current basis of material developments relating to the Debt Financing. For purposes of this Section 6.11, references to “Debt Financing” shall include any Alternative Financing.

(b)        Seller and the Company shall each use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause Seller’s and the Company’s respective Representatives to, provide to Buyer such cooperation as is reasonably requested by Buyer and the Debt Financing Sources, in connection with the Debt Financing (in each case at Buyer’s sole cost and expense and provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i)            assisting in preparation for and participation in marketing efforts (including a reasonable number of lender meetings and calls), and participating in a reasonable number of meetings, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with existing and prospective lenders, investors and ratings agencies and assisting Buyer in obtaining ratings, in each case as contemplated by and/or reasonably required in connection with the Debt Financing, and in each case on reasonable advance notice and at reasonable locations;

(ii)          reasonably assisting Buyer and the Debt Financing Sources in the preparation of (A) any offering memorandum, bank information memorandum, lender presentations and similar marketing documents for the Debt Financing, including the execution and delivery of customary representation letters in connection with offering memoranda and bank information memoranda and reviewing and commenting on Buyer’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s financial statements to be included in marketing materials contemplated by the Debt Financing; and (B) materials for rating agency presentations;

(iii)         promptly (A) furnishing Buyer and the Debt Financing Sources and their respective Representatives with (x) the Required Financial Information (it being agreed that the financial statements referred to in clause (i) of the definition of Required Financial Information shall be delivered as soon as available but in any event within 40 days after the date hereof) and (y) such other reasonably available, pertinent and customary (as compared to other transactions of this size and nature) information regarding the Racecar Companies as may be reasonably requested by Buyer in order to consummate the Debt Financing and (B) informing Buyer if Seller, the Company or their Subsidiaries shall have knowledge of any facts that would reasonably be expected to require the restatement of any Required Financial Information for such financial statements to comply with GAAP;

(iv)          providing Buyer and its representatives access to the books and records of the Racecar Companies and appropriate representations in connection with the preparation of financial statements and other financial data of the Company, and requesting accountants’ consents in connection with the use of the Company’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC;

(v)           providing financial information reasonably available and reasonably requested by Buyer in connection with Buyer’s preparation of pro forma financial information and financial statements to the extent required by the Debt Financing Sources to be included in any marketing documents related to the Debt Financing; provided, that neither Seller nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi)          providing monthly financial reports when available consistent with past practice, carving out the Construction Services Business;

(vii)        facilitating the execution and delivery as of (but not before) the Closing of any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably required in connection with the closing of the Debt Financing and otherwise facilitating the pledging of collateral thereunder (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Encumbrances and termination of security interest, including obtaining customary pay-off letters, liens releases and instruments of discharge or releases to be delivered at the Closing);

(viii)       reasonably assisting Buyer in obtaining waivers, consents, estoppels and approvals from other parties to material licenses, leases, Encumbrances and Contracts relating to the Racecar Companies, to the extent reasonably requested in connection with the requirements of the Debt Financing, and to reasonably assist with arranging discussions among Buyer, the providers of the Debt Financing and their respective Representatives with other parties to material licenses, leases, Encumbrances and Contracts as of the Closing in connection with the requirements of the Debt Financing;

(ix)          taking reasonably requested actions to (A) permit the Debt Financing Sources to evaluate the Racecar Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) facilitate the establishment of bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing; and

(x)           providing all documentation and other information about the Racecar Companies, as reasonably requested by the Debt Financing Sources or Buyer in connection with “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent required pursuant to the Debt Financing;

provided,  that: notwithstanding anything to the contrary contained in this Agreement, (X) neither Seller nor any of its Affiliates shall be required to (a) pay any commitment or other similar fee prior to the Closing, (b) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) in connection with the Debt Financing (in the case of the Racecar Companies, prior to the Closing), (c) enter into any agreement or commitment in connection with the Debt Financing that is not conditioned on the occurrence of the Closing and does not terminate without liability to the Racecar Companies upon failure of the Closing to occur in accordance with this Agreement, or (d) take any action that would (1) cause any representation or warranty in this Agreement to be breached, (2) cause any director, manager, agent, officer or employee of Seller, any Racecar Company or any of their respective Affiliates or Representatives to incur any personal liability or (3) require Seller, any Racecar Company or any of their respective Affiliates or Representatives to provide access to or disclose information that any of them determines would jeopardize any attorney-client privilege and (Y) no director or officer of Seller or any Subsidiary of Seller shall be required to execute any agreement, certificate, document or instrument with respect to the Debt Financing that would be effective prior to the Closing.

Buyer shall promptly, upon request by Seller, reimburse Seller for all documented out-of-pocket costs or expenses incurred by Seller, any of its Affiliates, Subsidiaries and their respective Representatives in complying with their respective covenants pursuant to Section 6.11(d),  Section 6.11(e) and this Section 6.11(b) (including, for the avoidance of doubt, the documented out-of-pocket costs and expenses in connection with the preparation of the unaudited, reviewed financial statements required by the definition of Required Financial Information, to the extent incremental to the out-of-pocket costs and expenses of the preparation of the unaudited financial statements of the Company and its Subsidiaries in the Ordinary Course of Business).  Further, Buyer shall indemnify and hold harmless Seller, its Subsidiaries and its and their respective directors, officers and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than any information provided in writing by or on behalf of Seller or any of its Subsidiaries specifically for use in connection with the Debt Financing), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller or any of its Subsidiaries or their respective Affiliates and Representatives.  The foregoing indemnification obligation shall survive Closing and any termination of this Agreement.

(c)        Seller hereby consents to the use of the logos of the Company solely in connection with the Debt Financing.

(d)        Seller shall, and shall cause the Racecar Companies to, use commercially reasonable efforts to periodically update any Required Financial Information provided to Buyer and as may be necessary so that such Required Financial Information is (i) Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financial Information” and (iii)

would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced.

(e)        Seller shall, and shall cause the Racecar Companies to, use their commercially reasonable efforts to cause their independent auditors to provide, consistent with customary practice, (i) consent to offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Company, (ii) reasonable assistance in the preparation of pro forma financial statements by Buyer or the applicable Buyer Affiliate and (iii) reasonable assistance and cooperation to Buyer or the applicable Buyer Affiliate, including attending accounting due diligence sessions.

Section 6.12         Notice of Certain Matters.  From the date hereof through the Closing Date, the Company and Seller will promptly notify Buyer in writing (where appropriate and only with respect to matters occurring after the date hereof, through updates to the Disclosure Schedules) of, and contemporaneously will provide Buyer with and upload to the Data Room true, correct and complete copies of any and all information or documents relating to any event, transaction or circumstance, that occurred after the date of this Agreement, as soon as practicable after it becomes known to the Company or Seller, that causes or would be reasonably expected to cause the failure of the condition set forth in Section 8.3(a) to be satisfied.  No notice (or updates to Disclosure Schedules) given pursuant to this Section 6.12 shall have any effect on the representations, warranties or agreements contained in this Agreement for purposes of determining satisfaction of any condition, whether a breach or default has occurred, or the termination or indemnification rights of the parties provided by this Agreement or otherwise.

Section 6.13         Mutual Release.

(a)        Effective as of the Closing, Seller hereby unconditionally and irrevocably waives any claims that Seller, solely in its capacity as an equity holder of the Company, has or may have in the future against the Company and releases, on its own behalf and on behalf of its successors and assigns, the Company and its Subsidiaries, their respective directors and officers and their respective successors and assigns from any and all Actions with respect to such claims, it being understood that such release shall not apply to any rights of Seller under this Agreement or any Ancillary Agreement.

(b)        Effective as of the Closing, Buyer hereby, for itself and each of its Affiliates, including, after the Closing, the Racecar Companies, unconditionally and irrevocably waives any claims that Buyer or any of its Affiliates has or may have in the future against Seller, solely in its capacity as an equity holder of the Company, and releases, on its own behalf, on behalf of its successors and assigns, and on behalf of its Affiliates, Seller and its Affiliates, their respective directors and officers and their respective successors and assigns from any and all Actions with respect to such claims, it being understood that such release shall not apply to any rights of Buyer under this Agreement or any Ancillary Agreement.

Section 6.14         Stockholder Approval of Merger.

(a)        On or prior to the date that is five days immediately following the date of this Agreement, Seller shall vote the Shares “FOR” the approval of the transactions contemplated hereby, including the Merger, and Seller shall not take any action that would cause the Shares to become entitled to appraisal rights under Section 262 of the DGCL.  Promptly following such vote, Seller shall provide Buyer with documentary evidence thereof.

(b)        Seller hereby constitutes and appoints as its proxy, and hereby grants a power of attorney to, Merger Sub, with full power of substitution, with respect to the matters set forth in this Section 6.14, and hereby authorizes Merger Sub to represent and to vote, if and only if Seller (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Section 6.14, all of the Shares “FOR” the approval of the transactions contemplated hereby, including the Merger.  The proxy and power of attorney granted pursuant to this Section 6.14 is given in consideration of the agreements and covenants of the parties hereto in connection with the transactions contemplated hereby, including the Merger, and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement is terminated pursuant to Article X.  Seller hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement is terminated pursuant to Article X, purport to grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Shares, in each case, with respect to any of the matters set forth herein. Notwithstanding the foregoing, the provisions of this Section 6.14(b) shall terminate and have no further force and effect if and when Seller votes the shares “FOR” in accordance with Section 6.14(a).

ARTICLE VII

TAX MATTERS

Section 7.1           Filing of Tax Returns.

(a)        Seller shall prepare all Income Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period and with a due date (taking into account extensions) after the Closing Date (each, a “Pre-Closing Income Return”).  Such Pre-Closing Income Returns shall, to the maximum extent permitted by applicable Law, include the Transaction Tax Deductions as deductions for the Company for the taxable period ending on the Closing Date.  Seller shall provide Buyer with copies of any Pre-Closing Income Returns at least 30 days before the due date for filing thereof, along with supporting work-papers, for Buyer’s review and consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Subject to Section 7.1(c), Buyer shall timely file all Pre-Closing Income Returns.  No sooner than five (5) Business Days prior to the due date for payment of Taxes with respect to such Pre-Closing Income Returns, Buyer may seek payment of the amount of Indemnified Taxes with respect to such Pre-Closing Income Returns from the Indemnity Escrow Funds to the extent recovery with respect thereto is not available to Buyer under the R&W Insurance Policy.  Any costs, fees and expenses in connection with the preparing and filing of any Pre-Closing Income Returns shall be borne by Seller.

(b)        Buyer shall timely prepare and file all Returns required to be filed after the Closing Date by the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, other than any Returns described in Section 7.1(a) (each, a “Pre-Closing Return”).  Buyer shall use commercially reasonable efforts to provide Seller with copies of any Pre-Closing Return that are Income Tax Returns at least thirty (30) days before the due date for filing thereof and any Pre-Closing Returns that are not Income Tax Returns as promptly as reasonably practicable (but in no event later than one (1) Business Day before the due date), along with supporting work-papers, for Seller’s review and consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer may seek payment of the amount of Indemnified Taxes with respect to such Pre-Closing Income Returns from the Indemnity Escrow Funds to the extent recovery with respect thereto is not available to Buyer under the R&W Insurance Policy (i) for Pre-Closing Returns relating to Income Taxes, no sooner than five (5) Business Days prior to the due date for payment of Taxes with respect to such Returns and (ii) for Pre-Closing Returns relating to non-Income Taxes, no sooner than one (1) Business Day prior to the due date for payment of Taxes with respect to such Returns.

(c)        Seller and Buyer shall attempt in good faith to resolve any disagreements regarding any Return described in this Section 7.1 before the due date for the filing of such Return.  If Seller and Buyer are unable to resolve any disagreement within 10 days following the preparing party’s delivery of such Return to the reviewing party, such dispute shall be resolved by the Independent Accounting Firm on at least more-likely-than-not basis.  If the Independent Accounting Firm cannot resolve a dispute (or if Seller and Buyer are unable to resolve any disagreements) before the due date for filing the applicable Return, Buyer shall file the Return as prepared by the preparing party (but reflecting any changes to which Seller and Buyer have agreed), and shall be permitted to file an amendment to such Return if the Independent Accounting Firm determines that such amendment is required.  The costs, fees and expenses of the Independent Accounting Firm shall be borne in the same manner as provided in Section 2.7(e).

Section 7.2           Tax Cooperation.  Seller and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries (including access to the books and records of the Company and its Subsidiaries and timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Returns described in Section 7.1, the preparation for any audit by any Governmental Authority and the prosecution or defense of any Action relating to any Taxes or Return relating to the Company or any of its Subsidiaries.  Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Company or any of its Subsidiaries and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Article VII.

Section 7.3           Tax Refunds.  Except to the extent either reflected as an asset in the Closing Net Working Capital or taken into account in Indebtedness or to the extent payable to the Stockholders (as defined in the 2016 Merger Agreement) or any other Person pursuant to the 2016 Merger Agreement, any refund of Taxes paid by the Company and its Subsidiaries with respect to Pre-Closing Tax Periods (including any interest in respect thereof) that is received by or with respect to Buyer, the Company or any of its Subsidiaries after Closing (including, without limitation, any refund arising with respect to a Return set forth on Schedule 7.3 of the Disclosure Schedules) (each, a “Tax Refund”) shall be property of Seller.  Buyer shall, and shall cause the Company and its Affiliates to, use commercially reasonable efforts to cooperate with Seller to timely obtain all Tax Refunds. Buyer shall pay or cause to be paid to Seller the amount of such Tax Refund, net of any Taxes of the Company or its Subsidiaries resulting from the receipt of such Tax Refund and less any reasonable costs, fees and expenses incurred by Buyer, the Company or their Subsidiaries to obtain such Tax Refund, within fifteen (15) days after actual receipt thereof.

Absent the consent of Seller to the contrary, Buyer shall seek any Tax Refund in the form of a refund of Taxes (rather than a credit against future Taxes) to the maximum extent permitted by applicable Law (as determined on at least more-likely-than-not basis).  Notwithstanding anything to the contrary herein, in the event that any amount paid pursuant to this Section 7.3 is subsequently determined by any Governmental Authority, in a final determination, to be less than the amount paid to Seller pursuant to this Section 7.3, Seller shall promptly return any disallowed amount (plus any interest or penalties in respect of such disallowed amount owed to any Governmental Authority) to Buyer.  Notwithstanding the foregoing, nothing in this Section 7.3 shall require that Buyer, the Company or any of its Subsidiaries make any payment with respect to any Tax Refund (and such refund shall be for the benefit of Buyer) that (i) is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit generated in a taxable period beginning after the Closing Date or (ii) gives rise to a payment obligation by Buyer, the Company or any of their Affiliates to any Person (other than Seller) under applicable Law or pursuant to a provision of a Contract or other agreement entered into by the Company or its Subsidiaries prior to the Closing Date.

Section 7.4           Transfer Taxes.  All sales, use, gross receipts, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be paid equally by Buyer and Seller.  Buyer shall file all necessary Returns and other documentation with respect to all such Transfer Taxes.  Seller will cooperate in the execution of any such Returns and other documentation and shall pay its portion of the Transfer Taxes promptly upon Buyer’s request.

Section 7.5           Apportionment of Taxes.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Closing Tax Period Taxes for purposes of this Agreement shall be: (i) in the case of Taxes (a) that are Income Taxes, (b) imposed in connection with the sale, transfer or assignment of property, or (c) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.6           Certain Post-Closing Actions.  Without the written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not (i) amend any Return filed by the Company or any of its Subsidiaries relating to any Pre-Closing Tax Period, (ii) take any action to extend the applicable statute of limitations with respect to any such Return, (iii) make or change any election or method of accounting with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or (iv) make any voluntary disclosure to, or otherwise voluntarily approach or initiate contact with, any Governmental Authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, in each case, unless such action (a) would not increase Seller’s liability under this Agreement (and, for the avoidance of doubt, Seller shall be released from, and shall have no, liability under this Agreement for any incremental increase in Tax liability to the Company or any of its Subsidiaries resulting from or attributable to the taking of any such action), (b) would not decrease the amount of or materially delay the receipt of any Tax Refund, (c) would not otherwise adversely affect the Seller or any of its Affiliates, (d) is required by applicable Law in connection with the resolution of any tax contest; provided, that the foregoing shall not apply with respect to any actions expressly contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1           General Conditions.  The respective obligations of Buyer, Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; ; and

(b)        Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.  All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

Section 8.2           Conditions to Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)        The representations and warranties of Buyer contained in Article V shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein (any such qualification, a “Materiality Qualifier”)) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; provided,  that, the Buyer Fundamental Representations (x) that are not qualified by any Materiality Qualifier shall be true and correct in all material respects when made and as of the Closing Date (except with respect to representations and warranties that relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date) and (y) that are qualified by any Materiality Qualifier shall be true and correct in all respects when made and as of the Closing Date (except with respect to such representations and warranties that relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date);

(b)        Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)        no Action by any U.S. federal or state (not including any municipality thereof) Governmental Authority that challenges or seeks to make illegal or otherwise retrain, prohibit or enjoin any of the parties hereto from consummating the transactions contemplated hereby shall be pending, which, if determined adversely, would reasonably be expected to materially and adversely affect Seller, should Closing occur; and

(d)        Buyer shall have delivered or caused to be delivered to Seller:

(i)            a duly executed counterpart of each of the Ancillary Agreements, signed by each party other than Seller;

(ii)          a certificate, dated as of the Closing Date and signed by the President or Chief Financial Officer of Buyer, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) has been satisfied.

Section 8.3           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)        The representations and warranties contained in Article III and Article IV shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which address matters only as of a certain date, which shall have been true and correct as of such certain date, except where the failure to be so true and correct (without giving effect to any Materiality Qualifier) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided,  that, (i) the representations and warranties contained in Section 3.4 and Section 4.4 shall be true and correct in all respects when made and as of the Closing Date, and (ii) each of the other Fundamental Representations (x) that are not qualified by any Materiality Qualifier shall be true and correct in all material respects when made and as of the Closing Date (except with respect to representations and warranties that relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date) and (y) that are qualified by any Materiality Qualifier shall be true and correct in all respects when made and as of the Closing Date (except with respect to such representations and warranties that relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date).

(b)        Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)        Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)        The Construction Services Separation shall have been consummated;

(e)        Seller shall have delivered, or caused to be delivered:

(i)            a certificate, dated as of the Closing Date signed by the Secretary of Seller, certifying:  (a) resolutions of the board of directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (b) incumbency and signature of the officers of Seller executing this Agreement and any other certificate or document delivered by Seller in connection with this Agreement; and (c) resolutions of Seller, as the sole stockholder of the Company, adopting this agreement, including the “agreement of merger” contained herein, and the Merger;

(ii)          a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying resolutions of the Company Board (i) authorizing and approving the transactions contemplated hereby, including approval of this Agreement and “agreement of merger” contained in this Agreement in accordance with the DGCL, (ii) directing that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholders for adoption, and (iii) authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party;

(iii)         a duly executed counterpart of each of the Ancillary Agreements, signed by each party other than Buyer;

(iv)          a certificate, on which it shall be expressly stated that Buyer may rely, dated as of the Closing Date and signed by the President or Chief Financial Officer of Seller, that each of the conditions set forth in Section 8.3(a),  Section 8.3(b), and Section 8.3(d) has been satisfied;

(v)           a duly executed written certificate from the Company in a form reasonably acceptable to Buyer pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, complying with the requirements of said Treasury Regulation;

(vi)          letters of resignation in form and substance reasonably acceptable to Buyer and duly executed by those directors and officers of the Racecar Companies identified on Schedule 8.3(e) of the Disclosure schedules;

(f)        executed payoff letters, releases, or other similar instruments providing for the repayment in full of all Indebtedness of the Racecar Companies set forth on Schedule 8.3(f) of the Disclosure Schedules and the release of all Encumbrances granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(g)        a compact disc, hard drive or thumb drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the Data Room as of Closing; and

(h)        no Action by any U.S. federal or state (not including any municipality thereof) Governmental Authority that challenges or seeks to make illegal or otherwise retrain, prohibit or enjoin any of the parties hereto from consummating the transactions contemplated hereby shall be pending, which, if determined adversely, would reasonably be expected to materially and adversely affect Buyer and the Racecar Companies, taken as a whole, should Closing occur.

ARTICLE IX

INDEMNIFICATION

Section 9.1           Indemnification by Seller.  Subject to Section 9.3 and Section 9.4, from and after Closing, Seller shall indemnify and hold harmless Buyer and its directors, employees, officers, Representatives and Affiliates (including the Racecar Companies) and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses which any Buyer Indemnified Party suffers arising out of or incurred as a result of any of the following:

(a)        the breach of, or any inaccuracy in, the Fundamental Representations and the representations and warranties set forth in Section 4.21 and Section 4.28;

(b)        the breach or violation of any covenant, obligation or agreement of Seller or the Company in this Agreement (and, with respect to the Company, required to be performed prior to Closing);

(c)        Indemnified Taxes;

(d)        Indemnified FCRA Claims;

(e)        the 2016 Merger Agreement (provided that Company’s payment of any Specified Proceeding Amounts (as defined in the 2016 Merger Agreement) in accordance with

Section 6.07(f) of the 2016 Merger Agreement or payment of any refunds to a Person other than Seller or its Affiliates in respect of the Pre-Closing Tax Period (as defined in the 2016 Merger Agreement) shall not constitute Losses hereunder);

(f)        the Construction Services Separation;

(g)        the Construction Services Business;

(h)        the failure to have obtained the 280G Waivers or the written stockholder approval contemplated by Section 6.8(c); or

(i)         CS Separation Taxes (provided that, notwithstanding anything in the foregoing to the contrary, claims for indemnification under this Section 9.1(i) shall be Buyer’s exclusive remedy under this Agreement for Losses arising out of or incurred as a result of CS Separation Taxes).

Section 9.2           Indemnification by Buyer.  Subject to Section 9.3 and Section 9.4, Buyer shall indemnify and hold harmless Seller, its Representatives and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses which Seller suffers based upon, arising out of or incurred as a result of any of the following:

(a)        the breach of, or any inaccuracy in, any representation or warranty of Buyer contained herein (or in any certificate provided by Buyer pursuant to this Agreement); or

(b)        the breach or violation of any covenant, obligation or agreement of Buyer in this Agreement.

Section 9.3           Limitations on Liability.

(a)        Time Limitations and Survival.  Following the Closing, Seller will have no liability for Seller’s indemnification obligations pursuant to (i) Section 9.1(a) – (h), unless on or before the date that is eighteen (18) months following the Closing Date or (ii) Section 9.1(i), unless on or before the expiration of the CS Separation Tax Indemnity Period, Buyer notifies Seller of a claim specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer.  Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless (i) on or before the date that is eighteen (18) months following the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.  Except for (and in the case of any certificate provided by Seller or the Company pursuant to this Agreement, with respect to) the Fundamental Representations and the representations and warranties set forth in Section 4.21 and Section 4.28, none of the representations and warranties of Seller or the Company contained herein (or contained in any certificate provided by Seller or the Company pursuant to this Agreement) shall survive the Closing.

(b)        Limitations on Seller’s Indemnification.

(i)            The maximum amount of indemnifiable Losses for which Seller shall be liable pursuant to Section 9.1 shall be $10,000,000 (the “Indemnity Cap”); provided that the maximum aggregate amount of indemnifiable Losses for which Seller shall be liable pursuant to (x) Section 9.1(a) – (h) shall be $7,500,000 and (y) Section 9.1(i) shall be $2,500,000.

(ii)          Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that such Loss was included as a liability in the calculation of the Purchase Price, as finally determined in accordance with Section 2.7.

(iii)         Seller shall not have any liability under Section 9.1 for any punitive damages, except to the extent such punitive damages are awarded to a third party.

(c)        Limitations on Buyer’s Indemnification.  The maximum amount of indemnifiable Losses for which Buyer shall be liable pursuant to Section 9.2(a) shall be the Indemnity Cap.

(d)        Other Limitations; No Multiple Recovery.  Any payment by an indemnifying party with respect to a particular Loss pursuant to this Article IX shall be reduced by the amount of any insurance, indemnity, reimbursement arrangement, contract or other recovery, including the R&W Insurance Policy and the Replacement Instruments (each, an “Alternative Recovery”), to the extent actually received by the applicable indemnified party with respect to such Loss (net of all costs and expenses incurred by the indemnified party in respect of obtaining such amount, including attorneys’ fees).  The indemnified party will use commercially reasonable efforts to seek recovery under all such Alternative Recoveries to the extent applicable to any Loss to the same extent as such indemnified party would if such Loss were not subject to indemnification hereunder. In the event that the indemnified party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the indemnifying party hereunder, the indemnified party will promptly refund an equal amount to such amount recovered (net of all costs and expenses incurred by the indemnified party in respect of obtaining such amount, including attorneys’ fees) to the indemnifying party.  No indemnified party shall be entitled to recover from an indemnifying party more than once for any particular Loss, nor shall any indemnifying party be liable or otherwise obligated to indemnify any indemnified party for the same Loss more than once.

Section 9.4           Indemnification Procedure.

(a)        Promptly after receipt by any indemnified party of notice of the commencement of any action, proceeding or claim by a third party (a “Third Party Claim”) in respect of which the indemnified party intends to seek indemnification pursuant to Section 9.1 or Section 9.2, the indemnified party shall promptly notify the indemnifying party in writing describing in reasonable detail, to the extent then known, (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated to the extent reasonably susceptible to itemization, and (iv) the nature of the breach of representation, warranty, covenant or agreement with respect to which such indemnified party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the indemnifying party may reasonably request; provided, that the omission to so notify shall not relieve the indemnifying party of its indemnification obligations except to the extent the indemnifying party is materially prejudiced thereby.  The indemnifying party shall be entitled to assume control of the defense of such Third Party Claim; provided, that:

(i)            the indemnifying party shall not be entitled to assume or continue control of the defense of any such Third Party Claim if (i) the indemnified party has been advised by counsel that an actual conflict of interest exists that cannot be waived between the indemnifying party and the indemnified party in connection with the defense of such Third Party Claim; (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, (iii) the Third Party Claim seeks an injunction or equitable relief against any indemnified party, (iv) the indemnifying party has failed or is failing to defend in good faith the Third Party Claim or (v) the indemnifying party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article IX; provided that the indemnifying party may assume the defense of related claims that do not seek the foregoing criminal, injunctive or equitable relief;

(ii)          if the indemnifying party is entitled to and assumes the defense of any Third Party Claim, the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to reasonably assist in the handling of such claim;

(iii)         if the indemnifying party is entitled to and assumes the defense of any Third Party Claim, the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnified party, without the consent of the indemnified party; and

(iv)          after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any Third Party Claim in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof.

(b)        If the indemnifying party does not assume control of the defense of a Third Party Claim in a reasonable period of time following its receipt of notice of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate; provided, that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party (not to be unreasonably withheld, conditioned or delayed).

(c)        In the event any indemnified party should have a claim against any indemnifying party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim containing the Claim Information promptly to the indemnifying party, and shall provide any other information with respect thereto as the indemnifying party may reasonably request.  The failure to promptly provide such notice, however, shall not relieve the indemnifying party from any of its obligations under this Article IX except to the extent that the indemnifying party is materially prejudiced by such failure.  The indemnified party shall reasonably cooperate and assist the indemnifying party (at the indemnifying party’s sole cost and expense) in resolving any such claim.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, subject to any legal or other privilege.

Section 9.5           Exclusive Remedies; Order of Recovery.

(a)        Subject to Section 11.12, following the Closing, the remedies provided in this Article IX shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation, warranty or covenant contained in this Agreement, except with respect to claims arising from Fraud or claims for specific performance pursuant to Section 11.12 or claims with respect to the covenants contained in Section 2.7.  For purposes of further clarification of the preceding sentence, the parties acknowledge and agree that the purpose of this Section 9.5(a) is to make it clear that no party shall have any liability whatsoever to another party in connection with the transactions contemplated hereby except as set forth in this Article IX, and accordingly agree that this Section 9.5(a) is to be construed broadly.  The parties acknowledge that this Section 9.5(a) has been negotiated fully and that Seller would not have entered into this Agreement but for the inclusion of this Section 9.5(a).  Notwithstanding the foregoing, the provisions of this Article IX shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis of a claim for indemnification) and shall not inure to the benefit of any such third party.

(b)        The Indemnity Escrow Funds shall be the sole and exclusive source for the satisfaction of any Losses indemnifiable under Section 9.1(a) – (h), and once such funds have been exhausted and/or released, (i) Seller shall not have any liability with respect to, or any obligation to satisfy, any claim by any Buyer Indemnified Party under Section 9.1(a) – (h) and (ii) the sole and exclusive remedy of the Buyer Indemnified Parties in respect of any such Losses shall be limited to the R&W Insurance Policy; provided,  however, that to the extent that Losses that are indemnifiable under Section 9.1(a) – (h) are recoverable by any Buyer Indemnified Party pursuant to the R&W Insurance Policy, such Buyer Indemnified Party shall be required to make claims to such extent against the R&W Insurance Policy prior to obtaining satisfaction from the Indemnity Escrow Funds; provided further, that the foregoing limitations in this Section 9.5(b) shall not apply in the case of Fraud.

(c)        The CS Separation Tax Indemnity Escrow Funds and any Replacement Instrument shall be the sole and exclusive sources for the satisfaction of any Losses indemnifiable under Section 9.1(i), and once such funds and sources have been exhausted and/or released, (i) Seller shall not have any liability with respect to, or any obligation to satisfy, any claim by any Buyer Indemnified Party under Section 9.1(i) and (ii) the sole and exclusive remedy of the Buyer

Indemnified Parties in respect of any such Losses shall be limited to the R&W Insurance Policy; provided,  however, that to the extent that Losses that are indemnifiable under Section 9.1(i) are recoverable by any Buyer Indemnified Party pursuant to the R&W Insurance Policy, such Buyer Indemnified Party shall be required to make claims against the R&W Insurance Policy to such extent prior to obtaining satisfaction from the Indemnity Escrow Funds or the CS Separation Tax Indemnity Funds; provided further that the foregoing limitations in this Section 9.5(c) shall not apply in the case of Fraud.  Notwithstanding the foregoing, in the event that Seller or USI Construction Services shall have obtained prior to the Closing one or more letters of credit from an internationally-recognized banking institution, providing coverage for Losses indemnifiable under Section 9.1(i) (each a “Replacement Instrument”), then (x) the CS Separation Tax Escrow Amount shall be reduced by the aggregate amounts included in such Replacement Instruments (it being understood that if the amount provided for in the Replacement Instruments is equal to $2,500,000, then the CS Separation Tax Escrow Amount shall equal $0 and no CS Separation Tax Escrow Account shall be established or funded) and (y) Buyer shall have recourse against such Replacement Instruments for Losses that are indemnifiable under Section 9.1(i).  If Seller shall propose that an insurance policy in lieu of, or in addition to, a letter of credit be used as a Replacement Instrument, then Buyer shall reasonably consider such proposal; provided, that Buyer shall not be obligated to accept any such insurance policy as a Replacement Instrument.

Section 9.6           Effect of Knowledge or Waiver of Condition.  The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered with respect hereto will not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

Section 9.7           Additional Matters.  For purposes of determining whether there has been any breach of, or inaccuracy in, any representation or warranty and for purposes of calculating the amount of Losses that are the subject matter of such claim for indemnification pursuant to Section 9.1(a) or Section 9.2(a), the representations and warranties contained in Article III, Article IV or Article V shall be deemed to have been made without any qualifications as to “materiality,” “material adverse effect,” “Material Adverse Effect,” or any other materiality qualifications (except that the definition of Material Contracts, and the use of such defined term herein, and the representations and warranties in Section 4.3(a)(iii),  Section 4.6(a) and Section 4.7(a) shall be read without excluding such qualifications).  Any amounts payable under this Article IX shall be treated by Buyer and Seller as adjustments to the Purchase Price.

Section 9.8           Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this Article IX shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transaction contemplated by this Agreement.

ARTICLE X

TERMINATION

Section 10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written consent of Buyer and Seller;

(b)        (i) by Seller, if Seller is not in material breach of its obligations under this Agreement and Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, and (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform (provided, that the failure to deliver the full consideration payable pursuant to Section 2.6(b)(i) at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller) or (ii) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3 and (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform;

(c)        by either Seller or Buyer if the Closing shall not have occurred by June 1, 2018, which date shall be automatically extended for an additional ninety (90) days if Closing shall have not occurred by such date solely as a result of the failure of the condition set forth in Section 8.1(b) to be satisfied (such date, as may be extended the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available (1) if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date or (2) to either Seller or Buyer if (x) the condition set forth in Section 8.1(b) shall have been satisfied and (y) the Marketing Period shall not have been completed (in which case the Termination Date shall be the fourth (4th) Business Day immediately following completion of the Marketing Period);

(d)        by either Seller or Buyer in the event that any Governmental Authority shall have issued any Law or Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law, Order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(e)        by Buyer if the FTC, the DOJ or other Governmental Authority shall have imposed an Excessive Condition; provided that the right to terminate this Agreement under this Section 10.1(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.

Section 10.2         Effect of Termination.

(a)        In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Article I (definitions), Sections 3.5,  4.27 and 5.5 relating to broker’s fees and finder’s fees, Section 6.3 relating to confidentiality, Section 6.5 relating to public announcements, Section 6.11(b) relating to the reimbursement of costs and expenses, this Section 10.2 and Article XI (General Provisions), all of which shall survive such termination, and (b) subject to Section 10.2(c), nothing herein shall relieve any party from liability for Fraud or any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b)        If this Agreement is terminated (i) by Seller or Buyer pursuant to (x) Section 10.1(c) solely as a result of the failure of the condition set forth in Section 8.1(b) to have been satisfied or (y) Section 10.1(d), or (ii) by Buyer pursuant to Section 10.1(e), then Buyer shall pay to Seller a termination fee equal to twenty-five million dollars ($25,000,000) (the “Termination Fee”) promptly, and in any event within five (5) Business Days after termination of this Agreement, by wire transfer of immediately available funds to an account designated in writing by Seller.

(c)        Seller’s right to receive the Termination Fee from Buyer pursuant to Section 10.2(b) (in those instances in which the Termination Fee is payable pursuant to Section 10.2(b)) shall, except for claims with respect to the provisions of this Agreement which survive the termination of this Agreement in accordance with Section 10.2(a), constitute the sole and exclusive remedy of Seller and its Affiliates, including the Company, (whether at law, in equity, in contract, in tort or otherwise) against Buyer, its Affiliates and Representatives for any breaches (whether willful, intentional, unintentional or otherwise), Losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated, and (ii) upon payment of the Termination Fee after a termination of this Agreement by a party entitled to terminate in accordance with Section 10.1, except for claims with respect to the provisions of this Agreement which survive the termination of this Agreement in accordance with Section 10.2(a), no Person shall have any rights or claims against Buyer, its Affiliates and Representatives under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of Buyer, its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)        The parties hereto acknowledge and agree that (i) the agreements contained in this Section 10.2, are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the parties would not have entered into this Agreement and (iii) any amount payable pursuant to this Section 10.2 is not a penalty but rather is liquidated damages.

Accordingly, if Buyer fails promptly to pay the Termination Fee when payable and, in order to obtain such payment, Seller commences a suit for payment of the Termination Fee that results in a judgment against Buyer for the Termination Fee, Buyer shall pay to Seller its costs and expenses (including reasonable attorney fees) in connection with such suit, together with interest on the amount of such amount at 2.00% plus the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1         Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.  For the avoidance of doubt, the cost of the R&W Insurance Policy will be the sole cost and expense of Buyer, and neither Seller nor the Company will have any liability with respect thereto.

Section 11.2         Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3         Waiver; Extension.  At any time prior to the Closing, Seller, on the one hand and behalf of itself and the Company, and Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto (provided, that, for the elimination of doubt, Seller shall not have the power to waive any inaccuracies in the representations and warranties of the Company), or (c) waive compliance by the other party with any of the agreements or conditions contained herein (provided, that, for the elimination of doubt, Seller shall not have the power to waive compliance by the Company of any of its agreements contained herein or any conditions to which it is subject).  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Seller or prior to the Closing, the Company, to:

c/o Trilantic Capital Partners

375 Park Avenue, 30th Floor

New York, New York 10152

Attention:  Charles Fleischmann

E-mail:  cfleischmann@trilantic.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Steven R. Shoemate

E-mail:  sshoemate@gibsondunn.com

(ii)          if to Buyer and, after the Closing, the Company, to:

TopBuild Corp.

475 North Williamson Boulevard

Daytona Beach, Florida 32114

Attention:  Joe Jacumin

E-mail:  joe.jacumin@topbuild.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 Southeast 2nd Avenue:

Suite 4400

Miami, Florida 33131

Attention:    Drew M. Altman

Jaret L. Davis

E-mail:        altmand@gtlaw.com

davisj@gtlaw.com

Section 11.5         Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and (subject to Section 11.10) Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  References to a particular statute or regulation include all rules and regulations thereunder.  All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

Section 11.6         Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any Ancillary Agreements shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 11.7         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Sections 6.6 (Directors’ and Officers’ Indemnification) and 11.22 (Personal Liability), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof.

Section 11.8         Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9         Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.10       Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any particular Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other particular Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.11       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided,  however, that the Seller may, after providing written notice to Buyer, assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer or the Company; provided still further, that no assignment shall limit the assignor’s obligations hereunder or release the assignor therefrom.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 11.12       Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.13       Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.14       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.15       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.17       Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.18       Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.19       Legal Representation.

(a)        The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)        Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement.  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, solely in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection and duty of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing.  Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications).  The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or duty of confidentiality owed to the Seller and/or its Affiliates.  If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and Gibson Dunn that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).  The foregoing notwithstanding, (i) Buyer shall have the right to receive final executed copies of all documents effecting the Construction Services Separation and (ii) Seller agrees prior to Closing to cause the Company to take receipt of any documents or other information (but excluding any analyses performed with such document or other information by Gibson Dunn) which is solely in the possession of either Seller or Gibson Dunn but is necessary or desirable to the operation of Company’s business (excluding the Construction Services Business).

(c)        The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the

Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent Seller and/or its Affiliates in future matters.  Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates (excluding the Company and its Affiliates) and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)        The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e)        From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(f)        The Seller, the Company and the Buyer consent to the arrangements in this Section 11.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 11.20       No Presumption Against Drafting Party.  Each of Buyer, Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.21       Prevailing Party.  If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 11.22       Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of Seller or Buyer or any officer, director, employee, Representative or investor of any party hereto.

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IN WITNESS WHEREOF, Seller, the Company, Buyer and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEGEND HOLDINGS LLC

By:	/s/ Charles Fleischmann
Name: Charles Fleischmann
Title: Manager

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

USI LEGEND PARENT, INC.

By:	/s/ L.W. Varner, Jr.
Name: L.W. Varner, Jr.
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

TOPBUILD CORP.

By:	/s/ Gerald Volas
Name: Gerald Volas
Title: Chief Executive Officer

RACECAR ACQUISITION CORP.

By:	/s/ Gerald Volas
Name: Gerald Volas
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER